Exhibit 10.11

CREDIT AGREEMENT

Dated as of September 27, 2007

among

ERICKSON AIR-CRANE INCORPORATED

as the Borrower,

KEYBANK NATIONAL ASSOCIATION,

as Administrative Agent, Lender, Swing Line Lender, and L/C Issuer

and

the Other Lenders Party Hereto

i

IV. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		58

4.01	Conditions of Initial Credit Extension	58
4.02	Conditions to All Credit Extensions and Conversions and Continuations	61

V. REPRESENTATIONS AND WARRANTIES		61

5.01	Existence, Qualification and Power; Compliance with Laws	61
5.02	Authorization; No Contravention	62
5.03	Governmental Authorization; Other Consents	62
5.04	Binding Effect	62
5.05	Financial Statements; No Material Adverse Effect	62
5.06	Litigation	63
5.07	No Default	63
5.08	Ownership of Property; Liens	63
5.09	Environmental Compliance	63
5.10	Insurance	63
5.11	Taxes	63
5.12	ERISA Compliance	64
5.13	Subsidiaries	64
5.14	Margin Regulations; Investment Company Act	64
5.15	Intellectual Property; Etc.	64
5.16	Solvency	65
5.17	Disclosure	65

VI. AFFIRMATIVE COVENANTS		65

6.01	Financial Statements	65
6.02	Certificates; Other Information	66
6.03	Notices	66
6.04	Payment of Obligations	66
6.05	Preservation of Existence, Etc.	67
6.06	Maintenance of Properties	67
6.07	Maintenance of Insurance	67
6.08	Compliance with Laws	67
6.09	Books and Records	68
6.10	Inspection Rights	68
6.11	Compliance with ERISA	68
6.12	Subsidiaries; Additional Guarantors; Pledge of Capital Stock	68
6.13	Intellectual Property	69
6.14	Use of Proceeds	69
6.15	Further Assurances	69
6.16	Citizenship	70

VII. NEGATIVE COVENANTS		70

7.01	Liens	70
7.02	Investments	72
7.03	Indebtedness	74

7.04	Fundamental Changes	76
7.05	Dispositions	76
7.06	Lease Obligations	77
7.07	Restricted Payments	78
7.08	ERISA	78
7.09	Change in Nature of Business	78
7.10	Transactions with Affiliates	79
7.11	Burdensome Agreements	79
7.12	Margin Regulations	80
7.13	Financial Covenants	80
7.14	Maximum Capital Expenditures	82

VIII. EVENTS OF DEFAULT AND REMEDIES		82

8.01	Events of Default	82
8.02	Remedies Upon Event of Default	85
8.03	Application of Funds	86

IX. ADMINISTRATIVE AGENT		87

9.01	Appointment and Authorization of Administrative Agent	87
9.02	Delegation of Duties	88
9.03	Liability of Administrative Agent	88
9.04	Reliance by Administrative Agent	88
9.05	Notice of Default	89
9.06	Credit Decision; Disclosure of Information by Administrative Agent	89
9.07	Indemnification of Administrative Agent	90
9.08	Administrative Agent in its Individual Capacity	90
9.09	Successor Administrative Agent	90
9.10	Collateral and Guaranty Matters	91

X. MISCELLANEOUS		92

10.01	Amendments, Etc.	92
10.02	Notices and Other Communications; Facsimile Copies	93
10.03	No Waiver; Cumulative Remedies	94
10.04	Attorney Costs, Expenses and Taxes	94
10.05	Indemnification by the Borrower	94
10.06	Payments Set Aside	95
10.07	Successors and Assigns; Lender Assignment	95
10.08	Confidentiality	99
10.09	Set-off	99
10.10	Interest Rate Limitation	100
10.11	Counterparts	100
10.12	Integration	100
10.13	Survival of Representations and Warranties	100
10.14	Severability	101
10.15	USA Patriot Act Notice	101
10.16	No Foreign Control	101

10.17	Governing Law	101
10.18	Waiver of Right to Trial by Jury	102
10.19	Forced Place Insurance	102
10.20	Time of the Essence	103
10.21	Judgment Currency	103

SCHEDULES

1.01	Air-Cranes, Real Estate
2.01	Commitments and Pro Rata Shares
5.06	Litigation
5.09	Environmental Matters
5.10	Property Insurance
5.13	Subsidiaries and Other Equity Investments
5.15	Intellectual Property
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.06	Existing Leases
7.10	Transactions with Affiliates
7.11	Existing Burdensome Agreement
10.02	Addresses for Notices

EXHIBITS

Form of
A-1	Committed Loan Notice
A-2	Swing Line Loan Notice
B-1	Committed Loan Note
B-2	Swing Line Note
C	Guaranty Agreement
D-1	Borrower Security Agreement
D-2	Deed of Trust
D-3	Aircraft and Flight Equipment Security Agreement
D-4	Assignment of Type Certificate
D-5	Assignment of Production Certificate
E	Stock Pledge Agreement
F	Borrower Pledge Agreement
G	Compliance Certificate
H	Assignment and Assumption
I	Opinion of Counsel Borrower/EAC Shareholder
J-1	First Lien/Second Lien Intercreditor Agreement
J-2	Aircraft Intercreditor Agreement
J-3	Revolving Lender/Term Lender Intercreditor Agreement

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is made and entered into as September 27, 2007, by and among ERICKSON AIR-CRANE INCORPORATED, a Delaware corporation (the “Borrower”), KEYBANK NATIONAL ASSOCIATION, a national banking association, together with lenders from time to time a party hereto, collectively, the “Lenders” and each individually a “Lender”), KEYBANK NATIONAL ASSOCIATION, a national banking association, as Swing Line Lender, KEYBANK NATIONAL ASSOCIATION, a national banking association, as L/C Issuer, and KEYBANK NATIONAL ASSOCIATION, a national banking association as administrative agent for Lenders (in such capacity, the “Administrative Agent”).

RECITALS

Borrower has requested that Lenders provide a revolving credit facility in the amount of $40,000,000 and a standby letter of credit facility in the amount of $25,000,000, and Lenders are willing to do so on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

I.
DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Account” means all of the Borrower’s accounts, as such term is defined in the Uniform Commercial Code of the State of New York (“UCC”), including each and every right of the Borrower to the payment of money, whether such right to payment now exists or hereafter arises, whether such right to payment arises out of a sale, lease or other disposition of goods or other property, out of a rendering of services, out of a loan, out of the overpayment of taxes or other liabilities, or otherwise arises under any contract or agreement, whether such right to payment is created, generated or earned by the Borrower or by some other person who subsequently transfers such person’s interest to the Borrower, whether such right to payment is or is not already earned by performance, and howsoever such right to payment may be evidenced, together with all other rights and interests (including all Liens) which the Borrower may at any time have by law or agreement against any account debtor or other obligor obligated to make any such payment or against any property of such account debtor or other obligor; all including but not limited to all present and future accounts, contract rights, loans and obligations receivable, chattel papers, bonds, notes and other debt instruments, tax refunds and rights to payment in the nature of general intangibles.

“Act” means the Federal Aviation Act of 1958, as amended.

“Adjusted EBITDA” means, for any period, for the Borrower, Adjusted Net Income plus, to the extent deducted in determining Net Income, interest, taxes, depreciation and amortization, plus the sum of: (i) any expense or loss associated with (A) any proposed or completed equity or debt financing on or prior to the Closing Date and (B) the early retirement, extinguishment or refinancing of debt, and (C) bonuses paid with respect to the completion of any of the foregoing, (ii) any fees, expenses or charges deducted in computing Adjusted Net Income which have been determined by management of Borrower, which determination is acceptable to the Administrative Agent, to be non-recurring by virtue of changes in Borrower’s method of operations pursuant to its cost reduction or restructuring programs, (iii) noncash charges resulting from the application of purchase accounting, (iv) noncash expenses resulting from the granting of stock options, restricted stock or restricted stock unit awards under equity compensation programs solely with respect to Capital Stock, (v) transaction costs and expenses incurred in connection with Permitted Acquisitions, (vi) transaction costs incurred in connection with the transactions consummated during the last 12 months prior to and including the Closing Date and (vii) any other adjustments which are mutually agreed upon.

“Adjusted Net Income” means, for any period, for the Borrower and Subsidiaries on a consolidated basis, net income excluding (i) extraordinary gains and extraordinary losses, (ii) the effect of all non-cash currency translation adjustments (these “currency translation adjustments” shall exclude from Adjusted Net Income all income statement non-cash gains and losses from non-speculative, unbalanced hedge positions), (iii) involuntary conversion gains and losses, (iv) gains and losses from the disposal of property, plant and equipment, (v) any accretion on preferred stock, and (vi) Management Fees to the extent deducted from net income.

“Administrative Agent” means KeyBank, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth in Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Borrower and the Lenders in writing.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, in determining whether a Person is Controlled by a Loan Party, such Person shall be deemed to be Controlled by a Loan Party if such Loan Party possesses, directly or indirectly, power to vote fifty percent (50%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Agent/Arranger Fee Letter” means the letter agreement dated August 3, 2007, among Borrower, Administrative Agent and Arranger.

“Agent-Related Persons” means the Administrative Agent (including any successor administrative agent), together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Commitments” has the meaning set forth in the definition of “Commitment.”

“Agreement” means this Credit Agreement.

“Agreement Currency” has the meaning given in Section 10.21.

“Aircranes” means, individually and collectively, Borrower’s now owned and hereafter acquired rotary wing aircraft and heavy-lift crane equipment as listed in Schedule 1.01 hereto.

“Aircraft Appraisal Report” means, collectively, the opinion of value letter dated August 3, 2007, by HeliValue $, Inc. to Erickson Air-Crane Inc., setting forth an OLV (as defined therein) of $268,740,000, Summary Appraisal: fleet of 18 helicopters prepared August 3, 2007, with an effective date of June 24, 2007, and letter dated August 9, 2007, by HeliValue $, Inc. to Key Equipment Finance.

“Aircraft Intercreditor Agreement” means an intercreditor agreement between Administrative Agent and Term Lender, and acknowledged by Borrower with respect to the Permitted Equipment Financing substantially in the form of Exhibit J-2 hereto.

“Aircraft Security Agreement” means the Aircraft and Flight Equipment Security Agreement by Borrower in favor of Administrative Agent in the form of Exhibit D-3 hereto.

“Alternative Currency” means each of Euro, Canadian dollars, Australian dollars and each other lawful currency (other than Dollars) that is freely available and freely transferable and convertible into Dollars and which is approved by all the Lenders in accordance with Section 1.09.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” means an amount equal to the lesser of the Aggregate Commitments and $10,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Applicable Margin” means, on any date, the following percentages per annum set forth below, based upon the Funded Debt to Adjusted EBITDA as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Borrower’s Total Funded Debt to Adjusted EBITDA Level	Total Funded Debt to Adjusted EBITDA Ratio	Margin For Base Rate Loans	Margin For LIBOR Rate Loans	Margin For Unused Commitment Fee
Level I	Greater than or equal to 4.00:1	25 bps	275 bps	50 bps
Level II	Greater than 3.00:1 but less than 4.00:1	0 bps	250 bps	37.5 bps
Level III	Less than or equal to 3.00:1	0 bps	200 bps	25 bps

Any increase or decrease in the Applicable Margin resulting from a change in the Funded Debt to Adjusted EBITDA Ratio shall become effective as of the first day of the month immediately following the date a Compliance Certificate is scheduled to be delivered (for example, the Compliance Certificate for March 31, 2008, is scheduled to be delivered May 15, 2008; therefore, the Applicable Margin rate adjustment would occur beginning June 1, 2008), pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level I shall apply as of the first day of the month following the due date of such Compliance Certificate through the date that is three Business Days after the date that such Compliance Certificate is delivered. The Applicable Margin in effect from the Closing Date through delivery of the September 30, 2007 company prepared financial statement to Administrative Agent, shall be determined based upon Pricing Level I.

“Applicable Time” means, with respect to any borrowings and payments in Alternative Currencies, the local times in the place of settlement for such Alternative Currencies as may be determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Appraisal Value” means, for an Eligible Aircrane, the Orderly Liquidation Value of such Aircrane.

“Approved Fund” means has the meaning given in Section 10.7(h).

“Arranger” means KeyBank National Association, in its capacity as sole lead arranger and sole book manager.

“Assignment of Production Certificate” means an Assignment of Production Certificate in the form of Exhibit D-5 hereto.

“Assignment of Type Certificate” means an Assignment of Type Certificate in the form of Exhibit D-4 hereto.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit H.

“Attorney Costs” means and includes all reasonable and documented fees and disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2006, prepared in accordance with GAAP, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries.

“Base Rate” means for any day a fluctuating rate per annum equal to (a) the Applicable Margin plus the higher of (i) the Federal Funds Rate plus one-half of one percent (0.5%) and (ii) the “prime rate” of interest of KeyBank National Association announced on such day, or if not announced by KeyBank National Association on such day, then the prime rate most recently announced by KeyBank National Association. Any change in such rate shall take effect at the opening of business on the day such change is announced.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Borrower” means Erickson Air-Crane Incorporated.

“Borrower Account” has the meaning given in Section 2.13(c).

“Borrower Pledge Agreement” means the Pledge Agreement made by the Borrower in favor of the Collateral Agent for the benefit of Administrative Agent on behalf of the Lenders, and Term Lender, substantially in the form of Exhibit F.

“Borrower Security Agreement” means each of (a) the Security Agreement made by the Borrower in favor of the Administrative Agent on behalf of the Lenders, substantially in the form of Exhibit D-1, (b) the Deed of Trust in favor of First American Title Insurance Company of Oregon, an Oregon corporation, as Trustee, and Administrative Agent as Beneficiary, substantially in the form of Exhibit D-2, (c) the Aircraft and Flight Equipment Security Agreement in favor of Administrative Agent covering the Retained Aircraft and Other Aircraft, (d) the Assignment of Type Certificate in favor of Administrative Agent in the form of Exhibit D-4, (e) the Assignment of Production Certificate in favor of Administrative Agent in the form of Exhibit D-5, (f) the Collateral Assignment of Leases and Contracts in favor of

Administrative Agent in the form of Exhibit D-6. “Borrower Security Agreements” means all of them.

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in Cleveland, Ohio, with respect to Obligations denominated in Dollars, and (a) if such day relates to any LIBOR Rate Loan denominated in a currency other than Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in London or other applicable offshore interbank markets for such currency or (b) if such day relates to any LIBOR Rate Loan denominated in Euro, means a TARGET Day.

“Capital Expenditures” means, for any period, all expenditures of the Borrower during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment, goodwill, rights of way, and other long-term tangible assets or a similar tangible or intangible property account,” or similar items reflected in the consolidated statement of cash flows of the Borrower.

“Capital Stock” shall mean (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, in each case however designated and whether or not such shares, interests, participations, rights, or other equivalents have voting rights.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Collateral” means Cash pledged to Administrative Agent to secure Obligations.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, Cash pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term shall have corresponding meaning.

“Cash Equivalents” means, as at any date of determination, (a) marketable securities or evidence of debt (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in any of the types of investments referred to in clauses (a) through (d) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s; and (f) in the case of Foreign Subsidiaries, substantially similar foreign equivalents of those Cash Equivalents described in clauses (a) through (e) above.

“Cash Interest Charges” means, for any period, for the Borrower, the sum of (a) all interest, premium payments, utilization fees and nonusage fees (but not including any arrangement or agency fees or any upfront fees paid to the Administrative Agent or to the Lenders), charges and related expenses of the Borrower in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (b) the portion of rent expense of the Borrower with respect to such period under capital leases that is treated as interest in accordance with GAAP; in each case to the extent paid by the Borrower in Cash during such period.

“Change of Control” means, with respect to any Person, an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) (excluding the Sponsors and EAC Shareholders), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than fifty percent (50%) of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis; or

(b)           a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals who were appointed by the Sponsors.

“Cleveland” means Cleveland, Ohio.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01 (or, in the case of Section 4.01(b), waived by the Person entitled to receive the applicable payment).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all real and personal property and interests in property and proceeds thereof now owned or hereafter acquired by the Borrower and any Guarantor including without limitation, accounts receivable, inventory, Aircrane parts, supplies, contract rights, general intangibles, Capital Stock, equipment, Eligible Aircranes, Other Aircraft, all other aircraft, intellectual property, Production Certificates, Type Certificates, Supplemental Type Certificates, and aircraft in or upon which a Lien now or hereafter exists in favor of the Lenders, or the Administrative Agent on behalf of the Lenders, whether under this Agreement or under any other documents executed by any such Person and delivered to the Administrative Agent or the Lenders, as the case may be (exclusive of Financed Aircranes and other personal property of Borrower securing the Permitted Equipment Financing).

“Collateral Agent” means Administrative Agent as collateral agent under the Revolving Lender/Term Lender Intercreditor Agreement, and any successor collateral agent thereunder.

“Collateral Documents” means, collectively, (i) the Borrower Security Agreement, the Deed of Trust, the Aircraft Security Agreement, the Assignment of Type Certificate, the Assignment of Production Certificate, the Stock Pledge Agreement, the Borrower Pledge Agreement and all other security agreements, control agreements, mortgages, deeds of trust, patent and trademark assignments, lease assignments, guarantees and other similar agreements between the Borrower or any Guarantor and the Lenders or the Administrative Agent for the benefit of the Lenders pursuant to which a security interest is granted or obligations guarantied now or hereafter delivered to the Lenders or the Administrative Agent pursuant to or in connection with the transactions contemplated hereby (including such documents as the Administrative Agent shall deem appropriate pursuant to Section 6.12), and all financing statements (or comparable documents now or hereafter filed in accordance with the Uniform Commercial Code or comparable law) and patent, trademark and copyright filings against any Loan Party as debtor in favor of the Lenders or the Administrative Agent as secured party for the benefit of the Lenders, and (ii) any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.

“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Sublimit Obligations, (c) purchase participations in Letter of Credit Facility Obligations, and (d) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01, as such amount may be reduced or adjusted from time to time in accordance with this Agreement and Section 2.07 (collectively, the “Aggregate Commitments”).

“Commitment Termination Date” means October 1, 2012.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type, in the same currency and having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” has the meaning specified in Section 2.01.

“Committed Loan Note” means a promissory note made by the Borrower in favor of a Lender evidencing Committed Loans made by such Lender, substantially in the form of Exhibit B-1.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Committed Loans as the same Type, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A-1.

“Compensation Period” has the meaning given in Section 2.14(d)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit G.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Extension” means each of the following: (a) a Committed Borrowing, (b) a borrowing of a Swing Line Loan, and (c) an L/C Credit Extension.

“Debt Amortization” means, for any period, for the Borrower, an amount equal to the sum, without duplication, of all scheduled amortization with respect to (including any payment or prepayment of principal of, premium, if any, or redemption, purchase, retirement, sinking fund or similar payment) any Indebtedness; in each case payable by the Borrower and its Subsidiaries on a consolidated basis during such period.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable state or foreign jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate (including any Applicable Margin), plus (b) two percent (2%) per annum, provided, however, that with respect to a LIBOR Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus two percent (2%) per annum, in each case to the fullest extent permitted by applicable Laws.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Disposition” or “Dispose” means the sale, transfer, license or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale,

assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disregarded Foreign Subsidiary” shall mean any Foreign Subsidiary the separate existence of which is disregarded for United States Federal tax purposes under Treas. Reg. Section 301.7701-3.

“Dollar” and “$” means lawful money of the United States of America.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” means any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“EAC Shareholders” means, individually and collectively, ZM EAC LLC, a Delaware limited liability company, Stonehouse Erickson Management Co. LLC, a Delaware limited liability company, and Stonehouse Erickson Investment Co. LLC, a Delaware limited liability company.

“Eligible Aircrane” means each of Aircranes by Registration numbers listed on Schedule 1.01 as Eligible Aircrane.

“Eligible Assignee” has the meaning specified in Section 10.07(h).

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998, as amended from time to time.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency (whether known as the “Euro” or otherwise).

“Environmental Laws” means all Laws relating to environmental, health, safety and land use matters applicable to any property.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any other Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation which is part of a controlled group that includes the Borrower or trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and solely for purposes of provisions relating to Section 412 of the Code to the extent required by such section, Sections 414(m) and (o) of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 8.01.

“Event of Loss” means, with respect to any property, any of the following: (a) any loss, destruction or damage of such property; (b) any pending or threatened institution of any proceedings for the condemnation or seizure of such property or for the exercise of any right of eminent domain; or (c) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property, or confiscation of such property or the requisition of the use of such property.

“Existing Credit Agreement” means that certain Credit Agreement dated as of October 4, 2002, among Erickson Air-Crane Incorporated, and KeyBank National Association, as Administrative Agent, and the lending institutions listed therein.

“Existing Letters of Credit” means all Letters of Credit issued pursuant to the Existing Credit Agreement and outstanding as of the Closing Date, as described on Schedule 7.03(B) hereto.

“FAA” means the Federal Aviation Administration of the U.S. Department of Transportation or any successor agency thereto.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to KeyBank National Association on such day on such transactions as determined by the Administrative Agent.

“Financed Aircranes” means the Aircranes pledged as collateral for the Permitted Equipment Financing as described on Schedule 1.01 hereto.

“Financed Aircraft Loan Documents” means the Master Aircraft Loan and Security Agreement, promissory notes, and other financing agreements between Borrower and Term Lender and/or its assigns covering the Financed Aircranes that are specifically designated as “Loan Documents” as such term is defined in the Master Aircraft Loan and Security Agreement.

“First Lien/Second Lien Intercreditor Agreement” means an intercreditor agreement between Administrative Agent and Second Lien Administrative Agent and acknowledged by Borrower, substantially in the form of Exhibit J-1 hereto.

“Fixed Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of Cash Interest Charges for such period, scheduled Debt Amortization for such period, cash taxes applicable to the subject period, Restricted Payments (other than Restricted Payments permitted under Section 7.07(a)), and Unfunded Capital Expenditures.

“Fixed Charge Coverage Ratio” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) the sum of (i) Adjusted EBITDA for the period of the four prior fiscal quarters ending on such date to (b) Fixed Charges for such period.

“Foreign Lender” has the meaning specified in Section 3.01(e).

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States of America.

“Funded Debt” means, as of any date of determination, without duplication, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money and letters of credit (including, with respect to the Borrower or any Guarantor, Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, and (c) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination and applicable to privately held companies.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” means, individually, and “Guarantors” means collectively, each future Domestic Subsidiary owned by the Borrower, and each currently inactive Domestic Subsidiary of Borrower that becomes active during the term of this Agreement.

“Guaranty Agreement” means each of the Guaranty Agreements made by the Guarantors from time to time a party thereto in favor of the Administrative Agent on behalf of the Lenders, substantially in the form of Exhibit C and “Guaranty Agreements” means all of them.

“Guaranty Obligation” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guarantying or having the economic effect of guarantying any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay for (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligees in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligees against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantying Person in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor date” has the meaning given in Section 2.04(b)(i).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP, to the extent recourse may be had to the assets or properties of such Person in respect thereof:

(a)              all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)              all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)               net obligations under any Swap Contract in an amount equal to (i) if each Swap Contract has been closed out, the Swap Termination Value thereof, or (ii) if such Swap Contract has not been closed out, the mark-to-market value thereof determined on the basis of readily available quotations provided by any recognized dealer in such Swap Contract;

(d)              all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)               indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)               all obligations in respect of capital leases and Synthetic Lease Obligations; and

(g)               all Guaranty Obligations of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person (subject only to customary exceptions acceptable to the Required Lenders). The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. Notwithstanding the foregoing, any obligation of such Person or any of its Subsidiaries in respect of operating leases shall be deemed not to constitute Indebtedness.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnitees” has the meaning set forth in Section 10.05.

“Information” has the meaning given in Section 10.08.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trade marks, patents, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Intellectual Property” means, as to any Person, all of the following:

(a)             all trademarks, service marks, designs, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers owned or used by such Person in its business or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and pending applications in the United States Patent and Trademark Office, any State of the United States or any similar offices in any other country or any political subdivision thereof, and all extensions or renewals thereof;

(b)             all letters patent of the United States or any other country or any political subdivision thereof, all registrations and recordings thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country owned by such Person, including registrations, recordings and pending applications in the United States Patent and Trademark Office or the equivalent thereof in any similar offices in any other country, and all reissues, continuations, divisions, continuations-in part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein;

(c)              all computer programs, computer data bases, other computer software, trade secrets, trade secret rights, ideas, drawings, designs, schematics, algorithms, shop manuals, process and procedures manuals, notes, and other writings, techniques, processes and formulas owned or used by such Person in its business; and

(d)             all copyright rights of such Person in any work subject to the copyright laws of the United States, any state thereof or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, whether as author, assignee, transferee or otherwise, and all registrations and applications for registration of any such copyright in the United States, any state thereof or any other country or any political subdivision thereof, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office or in any similar offices in any other country.

“Intercreditor Agreement” means, individually and colletively, the First Lien/Second Lien Intercreditor Agreement, the Aircraft Intercreditor Agreement and the Revolving Lender/Term Lender Intercreditor Agreement, in each case as amended, modified and restated from time to time.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a LIBOR Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means the period commencing on the date such LIBOR Rate Loan is disbursed or (in the case of any Base Rate Loan) converted to or continued as a LIBOR Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:

(i)                any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a LIBOR Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)               any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)              no Interest Period shall extend beyond the scheduled Maturity Date.

“Inventory” means (i) all inventory, as such term is defined in the Uniform Commercial Code of New York, (ii) all “Aircranes in Storage” identified on Schedule 1.01(A) hereto, (iii) all “Engines for S-64E Fleet Assets” identified on Schedule 1.01(B) hereto except Engines constituting Eligible Aircranes and Term Financed Aircranes, (iv) all “Engines for S-64F Fleet Assets” identified on Schedule 1.01(B) hereto except Engines constituting Eligible Aircranes and Term Financed Aircranes, (v) all of Borrower’s now owned and hereafter acquired aircraft parts, avionics, and replacement parts equipment except as the same are installed on an Eligible Aircrane or Term Financed Aircrane.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, less Returned Investments, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service or any successor agency thereto.

“Judgment Currency” has the meaning given in Section 10.21.

“KeyBank” means KeyBank National Association.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any

Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means KeyBank National Association in its capacity as issuer of Letters of Credit hereunder, or other Lender issuing a Letter of Credit denominated in an Alternative Currency, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn Dollar Equivalent amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all outstanding L/C Borrowings.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the L/C Issuer and the Swing Line Lender, and any Person that becomes a Lender pursuant to Section 10.07(b).

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such on Schedule 10.02, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” or “L/C” means any letter of credit issued hereunder and shall include the Existing Letter(s) of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means, with respect to (i) the Letter of Credit Facility, the earlier of May 15, 2008 and the cancellation of all Letters of Credit issued under the Letter of Credit Facility, and (ii) the Letter of Credit Subfacility, the day that is fifteen (15) days prior to the Commitment Termination Date, (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Facility” means the letter of credit facility for Letters of Credit described in Schedule 7.03(B) hereto and identified as Korea II Warranty Bond, Korea III Advance Payment Bond, Korea IV Advance Payment Bond, Korea III Performance Bond (A)

and Korea IV Performance Bond (B), not to exceed the Letter of Credit Facility Commitment. The Letter of Credit Facility is separate and apart from the Letter of Credit Subfacility.

“Letter of Credit Facility Commitment” means a non-revolving reducing amount equal to the lesser of (i) the Outstanding Facility Letters of Credit, and (ii) $25,000,000. ..

“Letter of Credit Subfacility” means Letters of Credit not to exceed the Letter of Credit Sublimit issued under the Revolving Credit Facility.

“Letter of Credit Sublimit” or “L/C Sublimit” means an amount available under the Revolving Credit Facility for Letters of Credit equal to the lesser of the Aggregate Commitments and $10,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments and is separate and apart from the Letter of Credit Facility.

“LIBOR Rate” shall mean, with respect to any LIBOR Rate for any applicable Interest Period, an interest rate per annum equal to the sum of: (a) the Applicable Margin and (b) the product of (i) the Euro-dollar Rate in effect for such applicable Interest Period and (ii) in accordance with Section 3.04(c), the Euro-dollar Reserves in effect on the first day of such applicable Interest Period.

As used herein the “Euro-dollar Rate” will be determined by reference to that rate (rounded upward to the next 1/16th of one percent) appearing on the display designated as “Reuters Screen LIBOR01 Page “(or on such other page on that service or such other service designated by the British Banker’s Association for the display of that Association’s Interest Settlement Rates for U.S. Dollar deposits) as of 11:00 a.m. (London time) on the day which is two (2) London Banking Days prior to the first date of the proposed applicable Interest Period. If there are no applicable quotes available through Telerate Service, then the LIBOR Rate shall be deemed unavailable as provided in Section 3.03 hereof.

As used herein, the term “Euro-dollar Reserves” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including, without limitation, any special, supplemental, marginal or emergency reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System or any other banking authority to which Agent is subject for Eurocurrency Liability (as defined in Regulation D of such Board of Governors). It is agreed that for purposes hereof, each LIBOR Rate Loan shall be deemed to constitute a Eurocurrency Liability and to be subject to the reserve requirements of Regulation D, without benefit of credit or proration, exemptions or offsets which might otherwise be available to any Lender from time to time under such Regulation D. Euro-dollar Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage and shall apply to applicable Interest Periods commencing after the effective date of such change.

“LIBOR Rate Committed Loan” means a Committed Loan that bears interest at the LIBOR Rate.

“LIBOR Rate Loan” means a Loan that bears interest at the LIBOR Rate. All LIBOR Rate Loans shall be denominated in Dollars.

“LIBOR Request” shall mean a Notice of Borrowing requesting a LIBOR Rate Loan and setting forth the Interest Period.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing and, for the avoidance of doubt, not including any operating leases), including the interest of a purchaser of accounts receivable.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, each Note, each Request for Credit Extension, each Compliance Certificate, each Collateral Document, each Guaranty Agreement, each Intercreditor Agreement and each other document, instrument or agreement executed from time to time by the Borrower or any Loan Party that is specifically designated by its terms as a “Loan Document” for purposes of this Agreement.

“Loan Party” means Borrower or any Guarantor and “Loan Parties” means, collectively, the Borrower and each Guarantor.

“Management Agreement” means that certain Management Services Agreement dated September 27, 2007 between EAC Acquisition Corp. and Manager.

“Management Fee” means fees for services by the Manager pursuant to the Management Agreement.

“Manager” means Stonehouse Capital Partners.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, prospects, operations, properties, liabilities (actual or contingent), financial and other condition and creditworthiness of the Borrower or the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party, taken as a whole; or (c) a material adverse effect upon (i) the enforceability against any Loan Party of any Loan Documents to which it is a party, or (ii) the perfection or priority of any Lien granted under any of the Collateral Documents; provided that the Collateral subject to such Lien has a fair market value, individually or in the aggregate, in excess of $2,000,000.

“Maturity Date” means (a) the Commitment Termination Date or (b) such earlier date upon which the Aggregate Commitments may be terminated in accordance with the terms hereof.

“Maximum Rate” has the meaning given in Section 10.10.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Proceeds” means, as to any Disposition by a Person, proceeds in Cash, as and when received by such Person, net of: (a) the direct costs relating to such Disposition excluding amounts payable to such Person or any Affiliate of such Person, (b) sale, use or other transaction taxes paid or payable by such Person as a result thereof, (c) income taxes paid or payable by such Person as a result of gains recognized on such Disposition, and (d) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such Disposition. “Net Proceeds” shall also include proceeds paid on account of any Event of Loss, net of (i) all money actually applied to repair or reconstruct the damaged property or property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.

“Net Worth” means, as of the date of determination, all assets appearing on the balance sheet of Borrower and Subsidiaries on a consolidated basis, on a GAAP basis, less, without duplication of deductions, the sum of all liabilities, all reserves established by Borrower for anticipated losses or expenses, (excluding the effect of currency translation adjustments recorded in the shareholder’s equity section of Borrower’s balance sheet and net of the after-tax value of the mark-to-market balances recorded in the asset and liability sections of the Borrower’s balance sheet that reflect non-speculative, unbalanced currency hedging positions, all in accordance with GAAP).

“New Subsidiary” has the meaning set forth in Section 6.12(a).

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 3.07.

“Non-Guarantor Subsidiary” means any Subsidiary that is not a Guarantor.

“Note” means individually a Committed Loan Note and the Swing Line Note and “Notes” means, collectively, the Committed Loan Notes.

“Obligations” means, without duplication, (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and (b) all liabilities and obligations of the Borrower or any Subsidiary owing to any Lender or any Affiliate of any Lender that was a Lender at the time it entered into a Swap Agreement arising under any Swap Contract permitted by Section 7.03(d), whether absolute or contingent, due or to become due, now existing or hereafter arising.

“Orderly Liquidation Value” has the meaning given in the Aircraft Appraisal Report.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutional documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the articles of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the applicable Governmental Authority in the jurisdiction of its formation, in each case as amended from time to time.

“Other Aircraft” means all the “Support Helicopters” and “Corporate Airplane” identifed on Schedule 1.01(A) and aircraft engines installed thereon on the Closing Date, and all completed model S-64E Aircranes and model S-64F Aircranes whether now owned, hereafter acquired or manufactured by Borrower hereto; provided, however, Other Aircraft shall not include all aircraft, airframes and aircraft engines constituting Eligible Aircranes, or Financed Aircranes, but only so long as such Financed Aircranes are subject to the Financed Aircraft Loan Documents.

“Outstanding Amount” means (i) with respect to Committed Loans and Swing Line Loans on any date, the aggregate outstanding principal Dollar Equivalent amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the Federal Funds Rate and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of KeyBank National Association located in the applicable interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 10.07(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means any acquisition, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or more than fifty percent (50%) of the voting Capital Stock of, or a business line or a division of, any Person; provided that:

(i)                all Persons, assets, business lines or divisions acquired shall be in the type of business permitted to be engaged in by the Borrower and its Subsidiaries pursuant to Section 7.09 or such other lines of business as may be consented to by Required Lenders;

(ii)               no Default or Event of Default shall then exist or would exist after giving effect to such acquisition;

(iii)              as of the closing of any acquisition, such acquisition shall have been approved by the board of directors or equivalent governing body of the Person to be acquired or from which such assets, business line or division is to be acquired;

(iv)             not less than fifteen (15) Business Days prior to the consummation of any acquisition for cash consideration (including assumed liabilities, earnout payments and any other deferred payment) in excess of $2,500,000, the Borrower shall have delivered to the Administrative Agent a written description of the Person, assets, business line or division to be acquired and its operations together with a copy of the related purchase agreement, which related purchase agreement shall be in execution form if available and in the most recent draft form if an execution form has not been finalized; provided, however the Borrower shall deliver to the Administrative Agent an execution form of related purchase agreement as soon as such agreement has been finalized for execution by the parties thereto;

(v)              the Borrower shall demonstrate to the reasonable satisfaction of the Administrative Agent that, after giving effect to such acquisition, the Borrower will be in pro forma compliance with all of the terms and provisions of the financial covenants set forth in Section 7.13;

(vi)             if such acquisition is structured as a merger, the Borrower (or if such merger is with any Subsidiary, then such Subsidiary) shall be the surviving Person after giving effect to such merger;

(vii)            if the total cash consideration (including assumed liabilities, earnout payments and any other deferred payment) paid for all of the Persons, assets, business lines or divisions acquired exceeds $5,000,000 in the aggregate from the Closing Date, the Required Lenders shall have approved such acquisition; and

(viii)           such acquisition is approved by a majority of such Person’s board of directors or similar governing body.

“Permitted Equipment Financing” means the approximately $65,000,000 in term loan facilities provided by Term Lender and assigns, pursuant to the Financed Aircraft Loan Documents.

“Permitted Liens” has the meaning given in Section 7.01.

“Permitted Second Lien Financing” means the not to exceed $23,000,000 in term loan facilities provided by Second Lien Lender pursuant to the Second Lien Financing Documents secured by the Second Lien Collateral and subject to the First Lien/Second Lien Intercreditor Agreements.

“Person” means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture, Governmental Authority or other legal entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pro Rata Share” means, with respect to each Lender, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments set forth opposite the name of such Lender on Schedule 2.01, as such share may be adjusted as contemplated herein.

“Real Property” means Borrower’s real property located in Jackson County, Oregon, all as more particularly described in Schedule 1.01 hereto.

“Register” has the meaning set forth in Section 10.07(c).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders whose Voting Percentages aggregate more than 66-2/3% in the case of three (3) or more Lenders, or, in the case of two (2) or fewer Lenders, 100%.

“Responsible Officer” means the chief executive officer, chief legal officer, chief financial officer, treasurer or assistant treasurer of a Loan Party or any other officer designated by the applicable Loan Party to Agent in writing. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of the Borrower or any Subsidiary (other than dividends or other distributions by a Subsidiary of Borrower to Borrower), or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest; (b) any principal payment made in respect of any Subordinated Debt; and (c) Management Fees; provided, that no dividend or other payment or distribution by any Subsidiary to the Borrower (directly or indirectly) for the purpose of satisfying any obligation for the payment of taxes shall constituted a Restricted Payment for purposes of this Agreement.

“Retained Aircraft” means Other Aircraft and all Aircranes of Borrower except Financed Aircranes.

“Returned Investments” means, with respect to any Investment, the aggregate amount of all payments made in respect of such Investment that have been paid or returned, without restriction, in cash or otherwise to the Person making such Investment.

“Revaluation Date” means each of the following: (a) each date of a Borrowing of a LIBOR Rate Loan denominated in an Alternate Currency; (b) each date of a continuation of a LIBOR Rate Loan denominated in an Alternate Currency; (c) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (d) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, and (e) such additional dates as the Administrative Agent or the Required Lenders shall specify in their reasonable discretion.

“Revolving Credit Facility” means the not to exceed $40,000,000 credit facility for revolving loans including the Letter of Credit Subfacility.

“Revolving Lender/Term Lender Intercreditor Agreement” means a collateral sharing and intercreditor agreement among Administrative Agent for itself and on behalf of Lenders, and Term Lender and assigns, and Collateral Agent, and acknowledged by Borrower, with respect to the Borrower Pledge Agreement and the Stock Pledge Agreement and Guaranties, substantially in the form of Exhibit J-3 hereto.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Collateral” means all of the Borrower’s (i) Eligible Aircranes and the Engines installed thereon on the Closing Date, and including without limitation tail rotor systems, main rotor systems, rotor blades, transmissions and rotable parts, (ii) Other Aircraft, and (iii) Real Property.

“Second Lien Administrative Agent” means D.B. Zwirn Special Opportunities Fund, L.P. in its capacity as administrative agent for Second Lien Lender.

“Second Lien Financing Documents” means Second Lien Credit Agreement, Second Lien Aircraft and Flight Equipment Security Agreement, Second Lien Deed of Trust, Second Lien Unsecured Environmental Compliance and Indemnification Agreement, in each case dated the date hereof and between Borrower and Second Lien Collateral Agent for the benefit of Second Lien Lenders.

“Second Lien Lender” means D.B. Zwirn Special Opportunities Fund, L.P. and its Affiliates and designees.

“Senior Funded Debt” means the sum of the outstanding Total Funded Debt less outstanding Subordinated Debt.

“Shareholders’ Equity” means, as of any date of determination for the Borrower and its Subsidiaries on a consolidated basis, shareholders’ equity as of that date determined in accordance with GAAP.

“Solvent” means, as to any Person at a particular time, if, at such time both (a) (i) the then fair saleable value of the property of such Person on a going concern basis is (A) greater than the total amount of liabilities (including contingent liabilities) of such Person as they mature in the ordinary course and (B) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability in the ordinary course.

“Sponsors” means ZM Equity Partners, L.P., a Delaware limited partnership, D.B. Zwirn & Co., L.P., a Delaware limited partnership, Stonehouse Management Company, LLC, a Delaware limited liability company and each of their respective Affiliates.

“Spot Rate” means for a currency, the rate quoted by KeyBank as the spot rate for the purchase by KeyBank of such currency with another currency through its principal foreign exchange trading office at approximately 2:00 p.m., Cleveland time, on the date two Business Days prior to the date as of which the foreign exchange computation is made.

“Stock Pledge Agreement” means individually and collectively, the Stock Pledge Agreement by EAC Shareholders in favor of Collaterall Agent for the benefit of Administrative Agent on behalf of Lenders, and Term Lender, substantially in the form of Exhibit E covering the capital stock of Borrower.

“Stock Purchase Agreement” means that certain Stock Purchase Agreement dated July 5, 2007, as amended, between EAC Acquisition Corp. as buyer and EAC Holdings, L.L.C., as seller.

“Subordinated Debt” means the Permitted Second Lien Financing and other Indebtedness of the Borrower which has been subordinated by written agreement to Indebtedness of Borrower owed to Lenders, in form and substance reasonably satisfactory to Administrative Agent.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.05.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.05.

“Swing Line Lender” means KeyBank in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.05(a).

“Swing Line Note” means a promissory note made by the Borrower in favor of the Swing Line Lender evidencing Swing Line Loans made by such Lender, substantially in the form of Exhibit B-2.

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.05(b), which, if in writing, shall be substantially in the form of Exhibit A-2.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $5,000,000.00 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) System (or, if such clearing system ceases to be operative, such other clearing system (if any) determined by the Administrative Agent to be a suitable replacement) is operating.

“Term Lender” means The Prudential Insurance Company of America, its successors and assigns providing term loans for the Financed Aircranes.

“Threshold Amount” means $500,000.00.

“Total Funded Debt” means, without duplication, the sum of all outstanding liabilities for borrowed money and other interest earning liabilities including current and long term liabilities, guaranties of Indebtedness, and letter of credit obligations, including without limitation the Revolving Credit Facility, Financed Aircraft Term Loans, the Letter of Credit Facility and the Permitted Second Lien Financing.

“Transitional Subsidiary” means any Subsidiary formed after the Closing Date solely for the purpose of implementing an asset disposition or a structural transaction (including an acquisition) permitted by this Agreement and which will cease to be a Subsidiary after the consummation of such asset disposition or transaction (which will, in no event, be more than 90 days after the date of the formation of such Subsidiary).

“Type” means with respect to a Committed Loan, its character as a Base Rate Loan or a LIBOR Rate Loan.

“United States” and “U.S.” each means the United States of America.

“Unfunded Capital Expenditures” means Capital Expenditures which are not financed by a specific long term loan or Capital Lease.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year, over the current value of that Pension Plan’s assets.

“Unreimbursed Amount” has the meaning set forth in Section 2.04(b)(i).

“Voting Percentage” means, as to any Lender, (a) at any time when the Aggregate Commitments are in effect, such Lender’s Pro Rata Share and (b) at any time after the termination of the Aggregate Commitments, the percentage (carried out to the ninth decimal place) which (i) the sum of (A) the Outstanding Amount of such Lender’s Committed Loans, plus (B) such Lender’s Pro Rata Share of the Outstanding Amount of L/C Obligations, plus (C) such Lender’s Pro Rata Share of the Outstanding Amount of Swing Line Loans, then comprises of (ii) the Outstanding Amount of all Loans and L/C Obligations; provided, however, that if any Lender has failed to fund any portion of the Committed Loans or participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder, such Lender’s Voting Percentage shall be deemed to be zero, and the respective Pro Rata Shares and Voting Percentages of the other Lenders shall be recomputed for purposes of this definition and the definition of “Required Lenders” without regard to such Lender’s Commitment or the outstanding amount of its Committed Loans, L/C Advances and funded participations in Swing Line Loans, as the case may be.

1.02        Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           (i)           The words “herein,” “hereto,” “hereof,” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)          Article, Section, Exhibit and Schedule references are to the Loan Document in which such references appear.

(iii)         The term “including” is by way of example and not limitation.

(iv)         The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)               In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d)              Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03        Accounting Terms.

(a)              All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP applied on a consistent basis as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)              If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04        UCC Terms. Except as otherwise provided herein, terms used herein that are defined in the Uniform Commercial Code have the meanings given to them in the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York.

1.05        Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.06        References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not expressly prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.07        Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum Dollar Equivalent face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor, whether or not such maximum face amount is in effect at such time.

1.08        Exchange Rates; Currency Equivalents.

(a)              The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts of Letters of Credit denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent, which determination shall be conclusive in the absence of manifest error.

(b)              Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Loan or the issuance of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan, or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of such Alternative Currency), as determined by the Administrative Agent, which determination shall be conclusive in the absence of manifest error.

1.09        Additional Alternative Currencies. The Borrower may from time to time request that Committed Loans and L/C Credit Extensions be made in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency otherwise meets the requirements set forth in such definition. Any such request shall be made to the Administrative Agent (which shall promptly notify each Lender thereof) not later than 2:00 p.m., Cleveland time, ten (10) Business Days prior to the date of the desired Credit Extension. Each Lender shall notify the Administrative Agent, not later than 2:00 p.m., Cleveland time, five (5) Business Days after receipt of such request whether it consents, in its sole discretion, to making Committed Loans in such requested currency. Any failure by a Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender to make Committed Loans in such requested currency. If all the Lenders consent to making Committed Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder.

1.10        Redenomination of Certain Alternative Currencies.

(a)              Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union shall be denominated into Euro (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)              Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

1.11        Conflicts. In the event of any conflict between this Agreement and any other Loan Document, this Agreement shall control.

II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01        Committed Loans.

(a)             Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrower in Dollars or in one or more Alternative Currencies from time to time on any Business Day during the period from the Closing Date to the Maturity Date, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Dollar Equivalent of the aggregate Outstanding Amount of all Loans and the Dollar Equivalent of the Outstanding Amount of L/C Obligations shall not exceed the Aggregate Commitments, (ii) the Dollar Equivalent of the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Pro Rata Share of the Dollar Equivalent of the Outstanding Amount of all L/C Obligations, shall not exceed such Lender’s Commitment, (iii) the Dollar Equivalent of the aggregate Outstanding Amount of L/C Obligations shall not exceed the L/C Sublimit, (iv) the Dollar Equivalent of the aggregate Outstanding Amount of Letter of Credit Facility Obligations shall not exceed the Letter of Credit Facility Limit and (v) the Dollar Equivalent of the aggregate Outstanding Amount of all Loans denominated in Alternative Currencies shall not exceed the Alternative Currencies Sublimit. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.06, and reborrow under this Section 2.01; provided, however, that Borrower may not reborrow after the Commitment Termination Date, and provided further that Borrower may not reborrow under the Letter of Credit Facility. Committed Loans may be Base Rate Loans or LIBOR Rate Loans, as further provided herein.

(b)             Letter of Credit Subfacility.

(i)                 Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.01(b), (1) from time to time on any Business Day during the period from the Closing Date until the applicable Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Borrower, and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.04 below, and (2) to honor drafts under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in, any Letter of Credit if as of the date of such L/C Credit Extension, the Dollar Equivalent of (x) the Outstanding Amount of all L/C Obligations and all Loans would exceed Aggregate Commitments, (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Sublimit Obligations, would exceed such Lender’s Commitment, or (z) the Outstanding Amount of the L/C Sublimit Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit under the Letter of Credit Subfacility shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit under the Letter of Credit Sublimit to replace Letters of Credit (except Letters of Credit under the Letter of Credit Facility) that have expired or that have been drawn upon and reimbursed;

(ii)                the L/C Issuer shall be under no obligation to issue any Letter of Credit if: (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit; (B) any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall (1) prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular, (2) impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or (3) impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it, unless, in the case of clauses (2) or (3), the Borrower shall agree to compensate the L/C Issuer for and hold the L/C Issuer harmless from any loss, cost or expense incurred by it as a result of such Law or request or directive from such Governmental Authority pursuant to the terms of such documents as Borrower and Administrative Agent may agree; (C) subject to Section 2.04(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the Required Lenders have approved such expiry date; (D) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date;

(iii)               the L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit; and

(iv)               the L/C Issuer shall be under no obligation to issue or amend any Letter of Credit if the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, on or prior to the Business Day prior to the requested date of issuance or amendment of such Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied.

2.02        Borrowings, Conversions and Continuations of Committed Loans.

(a)           Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of a LIBOR Rate Committed Loan shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 2:00 p.m., Cleveland time, (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of LIBOR Rate Committed Loans denominated in Dollars or of any conversion of LIBOR Rate Committed Loans denominated in Dollars to Base Rate Committed Loans, (ii) four Business Days prior to the requested date of any Borrowing or continuation of LIBOR Rate Committed Loans denominated in Alternative Currencies. Each such telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Committed Borrowing of, conversion to or continuation of LIBOR Rate Committed Loans in Dollars shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each Committed Borrowing of, conversion to or continuation of LIBOR Rate Committed Loans in Alternative Currencies shall be in a minimum amount of 1,000,000 currency units or a multiple of 100,000 currency units in excess thereof. Each Committed Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $100,000 or a whole multiple of $50,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Committed Loans as the same Type, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto, and (vi) the currency of the Committed Loans to be the borrowed; provided, however, that if as of the date of any Committed Loan Notice requesting a Committed Borrowing, there are L/C Borrowings outstanding, the Borrower shall be deemed to have requested that a portion of the requested Committed Loans in a principal amount equal to the outstanding principal amount of such L/C Borrowings be denominated in Dollars. If the Borrower fails to specify a currency in a Committed Loan Notice requesting a Borrowing, then the Committed Loans so requested shall be made in Dollars. If the Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made or continued as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Committed Loans denominated in an Alternative Currency, such Loans shall be continued as LIBOR Rate Loans in their original currency with an Interest Period of one month. Any automatic conversion to Base Rate Loans and any continuation of LIBOR Rate Loans provided for in the preceding sentence shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Rate Committed Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of LIBOR Rate Committed Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Committed Loan may be converted into or continued as a Committed Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.

(b)              Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Committed Loans denominated in a currency other than Dollars, in each case as described in subsection (a) above. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 3:00 p.m., Cleveland time in the case of any Committed Loan denominated in Dollars and not later than the Applicable Time specified by the Administrative Agent in the case of any Committed Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either (i) by crediting the account of the Borrower on the books of KeyBank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower; provided, however, that if, on the date of the Committed Borrowing in Dollars there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, to the Borrower as provided above.

(c)               Except as otherwise provided herein, a LIBOR Rate Committed Loan may be continued or converted only on the last day of the Interest Period for such LIBOR Rate Committed Loan. During the existence of a Default or Event of Default, (i) no Committed Loans may be requested as, converted to or continued as LIBOR Rate Committed Loans without the consent of the Required Lenders, and (ii) any or all of the then outstanding LIBOR Rate Committed Loans denominated in an Alternative Currency shall be prepaid on the last day of the then current Interest Period with respect thereto.

(d)              The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any LIBOR Rate Committed Loan upon determination of such interest rate. The determination of the LIBOR Rate by the Administrative Agent shall be conclusive in the absence of manifest error. The Administrative Agent shall notify the Borrower and the Lenders of any change in KeyBank’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)               After giving effect to all Committed Borrowings, all conversions of Committed Loans (other than Swing Line Loans) from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to Committed Loans.

2.03        Letter of Credit Facility.

(a)           The Letter of Credit Commitments.

(i)                Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Facility Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Borrower, and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.04 below, and (2) to honor drafts under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in, any Letter of Credit if as of the date of such L/C Credit Extension, the Dollar Equivalent of (v) the Outstanding Amount of all Letter of Credit Facility Obligations would exceed the Letter of Credit Facility Commitment. The Borrower’s ability to obtain Letters of Credit under the Letter of Credit Facility shall not be revolving.

(ii)               The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A)              any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit;

(B)              any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall (1) prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular, (2) impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or (3) impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it, unless, in the case of clauses (2) or (3), the Borrower shall agree to compensate the L/C Issuer for and hold the L/C Issuer harmless from any loss, cost or expense incurred by it as a result of such Law or request or directive from such Governmental Authority pursuant to the terms of such documents as Borrower and Administrative Agent may agree; or

(C)              the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii)              The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv)             The L/C Issuer shall be under no obligation to issue or amend any Letter of Credit if the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, on or prior to the Business Day prior to the requested date of issuance or amendment of such Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied.

2.04        Procedures for Issuance and Amendment of All Letters of Credit. With respect to a Letter of Credit under the Letter of Credit Facility or a Letter of Credit under the Letter of Credit Subfacility, the following shall apply:

(a)           Issuance and Amendment.

(i)                Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such. L/C Application must be received by the L/C Issuer and the Administrative Agent not later than 2:00 p.m., Cleveland time, at least two (2) Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary, if applicable, in the case of each drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); and (C) the nature of the proposed amendment.

(ii)               Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the L/C Issuer of confirmation from the Administrative Agent (which confirmation shall be binding on L/C Issuer) that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of

Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii)              Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(b)           Drawings and Reimbursements; Funding of Participations.

(i)                   Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 2:00 p.m., Cleveland time, on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and such Lender’s Pro Rata Share thereof. In the case of any Letter of Credit denominated in an Alternative Currency, the Unreimbursed Amount shall be redenominated into Dollars and equal the Dollar Equivalent Amount thereof, and the Administrative Agent shall so notify the Lenders in the notice described in the preceding sentence. In such event, the Borrower shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount (or the Dollar Equivalent Amount thereof, if applicable), without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.04(b)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)                  Each Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.04(b)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Pro Rata Share of the Unreimbursed Amount (or the Dollar Equivalent Amount thereof, if applicable) not later than 3:00 p.m., Cleveland time, on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.04(b)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)                 With respect to any Unreimbursed Amount (or the Dollar Equivalent Amount thereof, if applicable) that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount (or the Dollar Equivalent Amount thereof, if applicable) that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.04(b)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.04.

(iv)                 Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.04(b) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

(v)                  Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.04(b), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(b) is subject to the conditions set forth in Section 4.02. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)                 If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(b) by the time specified in Section 2.04(b)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(c)           Repayment of Participations.

(i)                   At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s Loan or L/C Advance in respect of such payment in accordance with Section 2.04(b), if the Administrative Agent receives for the account of the L/C Issuer any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), or any payment of interest thereon, the Administrative Agent will distribute to such Lender its Pro Rata Share thereof in the same funds as those received by the Administrative Agent.

(ii)                  If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.04(c)(i) is required to be returned, each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(d)           Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit, and to repay each L/C Borrowing and each drawing under a Letter of Credit that is refinanced by a Borrowing of Committed Loans, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)                   any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)                  the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                 any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                 any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)                  any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower;

provided that nothing shall absolve the L/C Issuer of liability for its own gross negligence or willful misconduct.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(e)           Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft and certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.04(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(f)            Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to the Dollar Equivalent of such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be). The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations. The Borrower hereby grants the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a Lien on all such Cash. Cash Collateral shall be maintained in blocked, interest bearing Deposit Accounts at KeyBank, and shall be subject to such Lien documentation as the Administrative Agent shall reasonably request.

(g)           Applicability of UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (Euro)) shall apply to each Letter of Credit.

(h)           Letter of Credit Fees. The Borrower shall pay to the Administrative Agent (i) for each Standby Letter of Credit issued a 12.5 basis point fronting fee on the face amount of all letters of credit at the time of issuance (excluding the rollover of all Existing Letters of Credit) plus commissions, issuance fees, transfer fees and other customary fees and charges in connection with the administration of each letter of credit and (ii) for the account of each Lender in accordance with its Pro Rata Share a Letter of Credit fee for Letters of Credit, equal to the Applicable LIBOR Rate Margin per annum, in each case (iii) times the Dollar Equivalent of the actual daily maximum amount under each such Letter of Credit times a fraction, the numerator of which is the number of days in the applicable quarter (or portion thereof), and the denominator of which is 360. Such fee for each Letter of Credit shall be due and payable in arrears on the Business Day immediately following the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, and on the Letter of Credit Expiration Date. If there is any change in the Applicable LIBOR Rate Margin during any quarter, the actual daily amount of each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable LIBOR Rate was in effect.

(i)            Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such fees and charges are due and payable on demand and are nonrefundable.

(j)            Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

2.05        Swing Line Loans.

(a)           The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans in Dollars (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the period from the Closing Date to the Maturity Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Dollar Equivalent of the Outstanding Amount of Committed Loans of the Swing Line Lender in its capacity as a Lender of Committed Loans, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, the Dollar Equivalent of (i) the aggregate Outstanding Amount of all Loans and L/C Obligations shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.05, prepay under Section 2.06, and reborrow under this Section 2.05; provided, however, that the Swing Line Lender may terminate or suspend the Swing Line at any time in its sole discretion upon 30 days’ written notice to the Borrower. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b)                                 Borrowing Procedures. Unless the Swing Line Lender has notified the Borrower that the Swing Line has been terminated or suspended as provided in Section 2.05(a), each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m., Cleveland time, on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 , and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower (or by such other communication means, timing, and in such minimum amounts agreed to between the Borrower and the Swing Line Lender, subject to the on-going approval of the Swing Line Lender and the Administrative Agent). Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 3:00 p.m., Cleveland time, on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.05(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 4:00 p.m., Cleveland time, on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds (alternatively, if an automated funding mechanism is established between the Borrower and the Swing Line Lender, subject to the on-going approval of the Swing Line Lender and the Administrative Agent, then the timing and minimum amounts of funding will be determined by such automated funding mechanism).

(c)                                  Refinancing of Swing Line Loans.

(i)                         The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably requests the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Committed Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 4:00 p.m., Cleveland time, on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.05(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)                      If for any reason any Committed Borrowing cannot be requested in accordance with Section 2.05(c)(i) or any Swing Line Loan cannot be refinanced by such a Committed Borrowing, the Committed Loan Notice submitted by the Swing Line Lender shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.05(c)(i) shall be deemed payment in respect of such participation.

(iii)                   If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)                  Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.05(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.05(c) is subject to the conditions set forth in Section 4.02. Any such purchase of participations shall not relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)                                 Repayment of Participations.

(i)                         At any time after any Lender has purchased and funded a participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participation was outstanding and funded) in the same funds as those received by the Swing Line Lender.

(ii)                      If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender, each Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(e)                                  Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Committed Loan or participation pursuant to this Section 2.05 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f)                                   Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.06                        Voluntary Prepayment of Loans; Other Prepayment.

(a)                                 The Borrower may, upon notice from the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty (except as provided in Section 3.05); provided that (i) such notice must be received by the Administrative Agent not later than 2:00 p.m., Cleveland time, (A) three (3) Business Days prior to any date of prepayment of LIBOR Rate Committed Loans, and (B) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of LIBOR Rate Loans denominated in Dollars shall be whole multiples of $1,000,000 or a whole multiple of $100,000 in excess thereof; (iii) any prepayment of Base Rate Committed Loans shall be in a principal amount of $100,000 or a whole multiple of $50,000 in excess thereof; (iii) any prepayment of LIBOR Rate Loans denominated in Alternative Currencies shall be in a minimum amounts of 100,000 currency units or a whole multiple of 100,000 currency units in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a LIBOR Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Pro Rata Shares.

(b)                                 The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m., Cleveland time, on the date of the prepayment. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)                                  (i)                                     If the Administrative Agent notifies the Borrower at any time that the Dollar Equivalent of the Outstanding Amount of all Loans and L/C Obligations at such time exceeds an amount equal to 100% of the Aggregate Commitments then in effect, the Borrower shall, within two (2) Business Days after receipt of such notice, prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce the Dollar Equivalent of such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Aggregate Commitments then in effect. The Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of further exchange rate fluctuations.

(ii)                                  If the Administrative Agent notifies the Borrower at any time that the Dollar Equivalent of the Outstanding Amount of all Loans denominated in Alternative Currencies at such time exceeds an amount equal to 100% of the Alternative Currency Sublimit then in effect, the Borrower shall, within two Business Days after receipt of such notice, prepay Loans in an aggregate amount sufficient to reduce the Dollar Equivalent of such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect. The Administrative Agent may, at any time and from time to time after the initial prepayment, request that additional prepayments be provided in order to protect against the results of exchange rate fluctuations.

2.07                        Mandatory Prepayment of Loans.

(a)                                 If the Borrower or any Guarantor shall at any time or from time to time make or agree to make a Disposition of any Collateral or unencumbered assets in excess of the Threshold Amount (other than Dispositions expressly permitted under Sections 7.05(a), (b), (c), (d), (e), (f), (g), (h), (i), (j) and (1) or shall suffer an Event of Loss in excess of the Threshold Amount, or shall obtain Net Proceeds of any debt of Borrower (other than Indebtedness permitted under Section 7.03), or equity issuance of Borrower (other than equity issued in favor of Sponsors and EAC Shareholders) then the Borrower shall promptly notify the Administrative Agent of (i) such proposed Disposition or Event of Loss; (ii) any debt or equity issuance (including the amount of the estimated Net Proceeds to be received by the Borrower or such Subsidiary in respect thereof) and (iii) promptly upon, and in no event later than 10 days after receipt by the Borrower or the Guarantor of the Net Proceeds of such Disposition or Event of Loss or debt or equity issuance, the Borrower shall prepay Loans in an aggregate amount equal to the amount of such Net Proceeds (in excess of the Threshold Amount,) and reasonable costs applicable to the disposition; provided that Net Proceeds may be reinvested in assets useful to the business of the Loan Parties within 180 days (which assets do not need to be of the same type as the assets sold or otherwise disposed of to generate such Net Proceeds (ii) Net Proceeds that result from insurance receipts (not in excess of the Threshold Amount to be reinvested in the business within 180 days); and (iii) Net Proceeds of any debt (other than as permitted under Section 7.03), equity issuance (other than equity issued in favor of the Sponsors and EAC Shareholders).

(b)                                 Any prepayments pursuant to this Section 2.07 shall be applied (i) first, to the payment in full of Base Rate Committed Loans then outstanding, (ii) second, to the payment in full of LIBOR Rate Committed Loans then outstanding in direct order of Interest Period maturities, (iii) third, to Cash Collateralize the L/C Obligations and (iv) fourth, to the Borrower; provided, however, that if the amount of Base Rate Loans then outstanding is not sufficient to satisfy the entire prepayment requirement, the Borrower may, at its option, place any amounts which it would otherwise be required to use to prepay LIBOR Rate Committed Loans on a day other than the last day of the Interest Period therefor in a blocked, interest bearing Deposit Account at KeyBank, subject to a Lien in favor of the Administrative Agent on behalf of the Lenders until the end of such Interest Period at which time such Cash Collateral will be applied to prepay such LIBOR Rate Committed Loans. The Borrower shall pay, together with each prepayment under this Section 2.07, accrued interest on the amount prepaid and any amounts required pursuant to Section 3.05.

2.08                        Voluntary Reduction or Termination of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or permanently reduce the Aggregate Commitments to an amount not less than the then Outstanding Amount of all Loans and L/C Obligations; provided that (i) any such notice shall be received by the Administrative Agent not later than 2:00 p.m., Cleveland time, three (3) Business Days prior to the date of termination or reduction, and (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof. The Administrative Agent shall promptly notify the Lenders of any such notice of reduction or termination of the Aggregate Commitments. Once reduced in accordance with this Section 2.08, the Aggregate Commitments may not be increased. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Share. All facility fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.09                        Mandatory Reduction in Commitments.

In the event of a Disposition or Event of Loss of any Collateral in excess of $20,000,000, the Revolving Credit Facility shall be permanently reduced by an amount equal to the Net Proceeds of Disposition or Event of Loss in excess of $20,000,000. The Administrative Agent shall deliver a notice of the revised amount of the Revolving Credit Facility to the Borrower and each Lender after giving effect to any reduction required by this Section 2.09.

2.10                        Repayment of Loans.

(a)                                 The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans outstanding on such date.

(b)                                 The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date five Business Days after such Loan is made and (ii) the Maturity Date.

2.11                        Interest.

(a)                                 Subject to the provisions of subsection (b) below, (i) each LIBOR Rate Committed Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBOR Rate for such Interest Period, plus the Applicable Margin; and (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate, plus the Applicable Margin.

(b)                                 While any Event of Default exists at the request of the Required Lenders or after acceleration, the Borrower shall pay interest on the principal amount of all outstanding Obligations at the Default Rate. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable within five (5) Business Days from receipt of written notice from the Administrative Agent.

(c)                                  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.12                        Fees.  In addition to certain fees described in subsections (h) and (i) of Section 2.04:

(a)                                 Unused Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, an unused line fee (“Unused Commitment Fee”) that shall accrue on the unused amount available under the Revolving Credit Facility determined with reference to the daily average unused portion of the Revolving Credit Facility (including the Letter of Credit Subfacility and excluding the Letter of Credit Facility) actually available to be drawn by Borrower at a rate equal to the Applicable Margin for Unused Commitment Fee, determined quarterly in arrears. The Unused Commitment Fee shall accrue at all times from the Closing Date until the Maturity Date and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date.

(b)                                 Arrangement and Agency Fees. Borrower agrees to pay Arranger and Administrative Agent for their own respective accounts the arrangement and agency fees in the amounts and at the times specified in the Agent/Arranger Fee Letter.

2.13                        Computation of Interest and Fees.

(a)                                 Interest on Base Rate Loans shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Computation of all other types of interest and all fees shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to the payee thereof than a method based on a year of 365 or 366 days, or, in the case of interest in respect of Loans denominated in Alternate Currencies as to which market practice differs from the foregoing, in accordance with such market practices. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

(b)                                 For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

[Remainder of Page Intentionally Left Blank]

2.14                        Evidence of Debt.

(a)                                 The Credit Extensions made by each Lender, the rights to principal and interest on such Credit Extensions, and the ownership of an interest in any Credit Extension shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans or L/C Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, such Lender’s Loans may be evidenced by a Committed Loan Note, or a Swing Line Note, as applicable in addition to such accounts or records. Each Lender may attach schedules to its Note(s) and endorse thereon the date, Type (if applicable), amount and maturity of the applicable Loans and payments with respect thereto.

(b)                                 In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit or Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c)                                  On each date when the payment of any principal, interest or fees are due hereunder or under any Note, the Borrower agrees to maintain on deposit in an ordinary checking account maintained by Borrower with Administrative Agent (as such account shall be designated by the Borrower in a written notice to the Administrative Agent from time to time, the “Borrower Account”) an amount sufficient to pay such principal, interest or fees in full. The Borrower hereby authorizes the Administrative Agent (i) to deduct automatically all principal, interest or fees when due hereunder, or under the Notes from the Borrower Account, and (ii) if and to the extent any payment under this Agreement or any other Loan Document is not made when due, to deduct automatically any such amount from any or all of the accounts of the Borrower maintained with Administrative Agent. The Administrative Agent agrees to provide timely notice to the Borrower of any automatic deduction made pursuant to this subsection (c).

2.15                        Payments Generally.

(a)                                 All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, and except with respect to principal and interest on Loans denominated in an Alternate Currency, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than

3:00 p.m., Cleveland time, on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 3:00 p.m., Cleveland time in the case of payments in Dollars or (ii) later than the Applicable Time specified by the Administrative Agent in the case of payment in an Alternate Currency, shall, in each case, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)                                 Subject to the definition of “Interest Period,” if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day.

(c)                                  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied in the following order: (i) first, toward costs and expenses (including Attorney Costs and amounts payable under Article III) incurred by the Administrative Agent and each Lender, (ii) second, toward repayment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, toward repayment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

(d)                                 Unless the Borrower or any Lender has notified the Administrative Agent prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i)                         if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds, at the applicable Overnight Rate from time to time in effect; and

(ii)                      if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the

Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Overnight Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Committed Loan included in the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender with respect to any amount owing under this subsection (e) shall be conclusive, absent manifest error.

(e)                                  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(f)                                   The obligations of the Lenders hereunder to make Committed Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Committed Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan or purchase its participation.

(g)                                  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.16                        Sharing of Payments.  If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it (but not including any amounts applied by the Swing Line Lender to outstanding Swing Line Loans), any payment in cash or otherwise (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Committed Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Committed Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) but subject to Section 10.09 with respect to such participation, as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.16 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.16 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.17                        Security and Guaranty.

(a)                                 Security. All of the obligations of the Loan Parties under this Agreement, the Notes and each of the other Loan Documents to which such Loan Parties are a party shall be secured by the Collateral in accordance with the Collateral Documents.

(b)                                 Guaranty. All of the obligations of the Borrower under this Agreement, the Notes and each of the other Loan Documents to which the Borrower is a party shall be unconditionally guaranteed by the Guarantors pursuant to the Guaranty Agreements.

III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                        Taxes.

(a)                                 Except as provided in Section 3.01(f) and subsections (d) and (e) of Section 10.07, any and all payments by the Borrower or any Guarantors to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto (“Taxes”), excluding, in the case of the Administrative Agent and each Lender, (i) Taxes imposed on or measured by its overall net or gross income, and franchise Taxes imposed on it (in lieu of net income Taxes) by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains a lending office, or (ii) any branch profits tax imposed by the United States or any similar tax imposed by any other jurisdiction (all such non-excluded Taxes being hereinafter referred to as “Indemnified Taxes”). If the Borrower or any Guarantor shall be required by any Laws to deduct any Indemnified Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay or shall cause a Subsidiary to pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment, the Borrower shall furnish or shall cause a Guarantor to furnish to the Administrative Agent

(which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

(b)                                 Except as provided in Section 3.01(f) and subsections (d) and (e) of Section 10.07, in addition, the Borrower agrees to pay or to cause a Guarantor to pay any and all present or future stamp, court, documentary or similar taxes and any other excise or property Taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of any Loan Document (hereinafter referred to as “Other Taxes”).

(c)                                  Intentionally omitted.

(d)                                 Except as provided in Section 3.01(f) and subsections (d) and (e) of Section 10.07, the Borrower’s agreement to indemnify the Administrative Agent and each Lender for the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01) paid by the Administrative Agent and such Lender, is without regard to whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (d) shall be made within thirty (30) days after the date the Lender or the Administrative Agent makes a demand therefor.

(e)                                  Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”), on or prior to the date of its execution and delivery of this Agreement in the case of each Lender that is a party hereto on the date of execution of this Agreement and on or prior to the date on which it becomes a Lender in the case of each other Lender (including, without limitation, a Lender that is an assignee or transferee of an interest under this Agreement), and from time to time thereafter if (x) a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect or (y) requested in writing by the Borrower or the Administrative Agent, shall provide the Borrower and the Administrative Agent with two accurate and complete original signed copies of IRS Form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the IRS, either evidencing a complete exemption from United States withholding tax on payments pursuant to this Agreement or any other Loan Document or certifying that all amounts receivable pursuant to this Agreement and any other Loan Document are effectively connected with the conduct of a trade or business in the United States. In addition, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code on or prior to the date of its execution and delivery of this Agreement in the case of each Lender that is a party hereto on the date of execution of this Agreement and on or prior to the date on which it becomes a Lender in the case of each other Lender (including, without limitation, a Lender that is an assignee or transferee of an interest under this Agreement), and from time to time thereafter if (C) a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect or (D) requested in writing by the Borrower or the Administrative Agent, shall provide the Administrative Agent with two accurate and complete signed copies of IRS Form W-9 or any successor form prescribed by the IRS, certifying that such Lender is a “United States person.” If such Lender fails to deliver such form, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

(f)                                   For any period with respect to which, for any reason, a Lender has failed to provide the Administrative Agent with the applicable form pursuant to Section 3.01(e), unless such failure is the result of a change in Law occurring after the date upon which such lender becomes a Lender, such Lender shall not be entitled to indemnification under Section 3.01(a), 3.01(b) or 3.01(d) with respect to any Taxes that would not have been imposed had such Lender been able to provide, and provided, such form.

(g)                                  If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 3.01, then such Lender will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce such additional payment which may thereafter accrue if such change, in the sole judgment of such Lender, is not otherwise materially disadvantageous to such Lender; provided, that in determining whether changing the jurisdiction of an Applicable Lending Office would be disadvantageous to such Lender, such Lender shall disregard any economic disadvantage that the Borrower agrees to indemnify and hold such Lender harmless from.

(h)                                 If any Lender receives or realizes any refund or Tax, any reduction of, or credit against, its Tax liabilities or otherwise recovered any amount in connection with any deduction or withholding, or payment of additional amounts, by the Borrower pursuant to Section 3.01, such Lender shall reimburse the Borrower an amount equal to the net benefit, after Tax, that was obtained by the Lender as a consequence of such refund, reduction, credit or recovery.

3.02                        Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Rate Loans, or to determine or charge interest rates based upon the LIBOR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits in the London interbank market, in each case after the date hereof, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue LIBOR Rate Loans or to convert Base Rate Committed Loans to LIBOR Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Promptly upon making any such determination, such Lender shall provide notice thereof to the Borrower (with a copy to the Administrative Agent), and upon receipt of such notice, the Borrower shall, within three (3) Business Days of receipt of written notice from such Lender, prepay or convert all such LIBOR Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03                        Inability to Determine Rates.  If the Administrative Agent determines in connection with any request for a LIBOR Rate Loan or a conversion to or continuation thereof that (i) deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such LIBOR Rate Loan, (ii) adequate and reasonable means do not exist for determining the LIBOR Rate for such LIBOR Rate Loan, or (iii) the LIBOR Rate for such LIBOR Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such LIBOR Rate Loan, the Administrative Agent will promptly notify the Borrower and all Lenders. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans shall be suspended until the Administrative Agent notifies Borrower and all Lenders that it has revoked such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing, conversion or continuation of LIBOR Rate Committed Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04                        Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.

(a)                                 If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or such Lender’s compliance therewith, in each case after the date hereof, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, or (iii) reserve requirements contemplated by Section 3.04(c), and the result of any of the foregoing shall be to increase the cost to the affected Lender(s) of, or to reduce the amount of any such received or receivable by such Lender in respect of, making, continuing, maintaining or financing (or its obligation to make, continue, maintain or finance) any Loan as, or of converting (or of its obligation to convert) any Base Rate Loan into, a LIBOR Rate Loan by an amount deemed by such Person to material, then the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b)                                 If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, in each case after the date hereof, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy to a level below that which the affected Lender or such controlling Person would have achieved but for the occurrence of any such circumstance, and such Lender or controlling Person considers such level to be material, then the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c)                                  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each LIBOR Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.

(d)                                           Amounts required to be paid by the Borrower pursuant to subsections (a), (b), and (c) above shall be determined by the applicable Lender, and notified to the Borrower (with a copy to the Administrative Agent) in the form of a certificate of such Lender stating that the calculations set forth therein are in accordance with the terms of this Agreement and setting forth in reasonable detail the basis for such calculations for losses suffered from and after the date that is 180 days before the day such Lender notifies the Borrower thereof, such certificate being conclusive and binding for all purposes absent manifest error. The amount set forth in such certificate shall be payable by the Borrower on the thirtieth (30th) day following delivery of such certificate to the Borrower.

(e)                                            If, with respect to any Lender entitled to compensation under this Section 3.04, a condition arises or an event occurs which could result in the payment of any amount under subsections (a) through (c) above, such Lender, promptly upon becoming aware of the same, shall notify the Borrower thereof and shall take such steps as may be reasonably necessary for it to mitigate the effects of such condition or event, provided, that such Lender shall be under no obligation to take any step that the Lender determines, in its sole discretion, would be disadvantageous to Lender.

3.05                        Funding Losses. The Borrower shall, subject to and in accordance with subsection (d) below, promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                                           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                                           any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

(c)                                            any prepayment of a LIBOR Rate Loan denominated in Alternative Currencies; or

(d)                                           any failure by the Borrower to make payment of a drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained, and, in the case of a prepayment under paragraph (c) above, mark-to-market losses incurred by Lenders in connection with making such Alternative Currencies available, as determined by Administrative Agent in its sole discretion. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBOR Rate Committed Loan made by it at the LIBOR Rate for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Committed Loan was in fact so funded.

(e)                                            The amount of the loss or expense shall be determined by the Lender and notified to the Borrower (with a copy to the Administrative Agent) in the form of a certificate of such Lender stating that the calculations set forth therein are in accordance with the terms of this Agreement and setting forth in reasonable detail the basis for such calculations, such certificate being conclusive and binding for all purposes absent manifest error. The amount set forth in such certificate shall be payable by the Borrower on the thirtieth (30th) day following delivery of such certificate to the Borrower. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

3.06                        Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations.

3.07                        Replacement of Lenders. If (i) either a Lender defaults in its obligations to fund a Loan pursuant to this Credit Agreement, or a Lender (a “Non-Consenting Lender”) refuses to consent to an amendment, modification or waiver of this Credit Agreement that, pursuant to Section 10.1, requires consent of 100% of the Lenders or 100% of the Lenders with Obligations directly affected, or a Lender that imposes charges, costs and expenses unacceptable to Borrower under Section 3.04 (any such Lender, a “Subject Lender”), (ii) no Default or Event of Default shall have occurred and be continuing, (iii) the Borrower has obtained a commitment from another Lender or an Eligible Assignee to purchase at par the Subject Lender’s Loans and assume the Subject Lender’s Commitments and all other obligations of the Subject Lender hereunder, and (iv) such Subject Lender is not an L/C Issuer with respect to any Letters of Credit outstanding, unless all such Letters of Credit are terminated or arrangements acceptable to such Issuing Lender (such as a “back-to-back” letter of credit) are made, then the Borrower may require the Subject Lender to assign any or all of its Loans and Commitments to such other Lender, Lenders, Eligible Assignee or Eligible Assignees pursuant to the provisions of Section 10.07(b) which such Lender, Lenders, Eligible Assignee or Eligible Assignees is acceptable to Administrative Agent; provided, that, prior to or concurrently with such replacement, (a) the Subject Lender shall have received payment in full of all principal, interest, fees and other amounts owing to such Subject Lender through such date of replacement in respect of the applicable portion of the Subject Lender’s Commitments to be assigned and a release from its obligations (relating to the assigned portion) under the Loan Documents, (b) the processing fee, if any, required to be paid under Section 10.07(b) shall have been paid to the Administrative Agent, (c) all of the requirements for such assignment contained in Section 10.7, including the consent of the Administrative Agent and the receipt by the Administrative Agent of an executed Assignment and Assumption and other supporting documents, have been fulfilled, and (d) if such Subject Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender was a Non-Consenting Lender and the Borrower also requires each other Subject Lender that is a Non-Consenting Lender to assign its Loans and Commitments.

IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01                        Conditions of Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)                                           Unless waived by all the Lenders (or by the Administrative Agent with respect to immaterial matters or items specified in clause (v) or (vi) below with respect to which the Borrower has given assurances satisfactory to the Administrative Agent that such items shall be delivered promptly following the Closing Date), the receipt of the following by the Administrative Agent, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and its legal counsel:

(i)                                               executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii)                                            Committed Loan Notes executed by the Borrower in favor of each Lender requesting such a Note, each in a principal amount equal to such Lender’s Commitment;

(iii)                                         Swing Line Note executed by Borrower in favor of the Swing Line Lender (if it requests such a Note) in the principal sum of the Swing Line Sublimit;

(iv)                                        such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require to establish the identities of and verify the authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(v)                                           such evidence as the Administrative Agent may reasonably require to verify that each Loan Party is duly organized or formed, validly existing, in good standing and qualified to engage in business in each jurisdiction in which it is required to be qualified to engage in business, except where failure to qualify would not have a Material Adverse Effect, including certified copies of each Loan Party’s Organization Documents, certificates of good standing and/or qualification to engage in business and tax clearance certificates;

(vi)                                        a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements which has or could be reasonably expected to have a Material Adverse Effect;

(vii)                                     an opinion of counsel to each Loan Party and each EAC Shareholder substantially in the form of Exhibit I;

(viii)                                  evidence that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated and all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Closing Date are being released; and

(ix)                                        First Lien/Second Lien Intercreditor Agreement executed by Administrative Agent and Second Lien Lender and acknowledged by Borrower;

(x)                                           Aircraft Intercreditor Agreement executed by Administrative Agent and Term Lender and acknowledged by Borrower;

(xi)                                        Revolving Lender/Term Lender Intercreditor Agreement executed by Administrative Agent and Term Lender and acknowledged by Borrower and EAC Shareholders;

(xii)                                     evidence that Lenders have a first priority perfected security interest in all Collateral (subject only to Liens expressly permitted to be prior pursuant to Section 7.01);

(xiii)                                  receipt by Administrative Agent of evidence that the Sponsors have filed any required notices of change of ownership of Borrower with the U.S. Department of Transportation and has received no objection thereto from the U.S. Department of Transportation;

(xiv)                                 Borrower’s Adjusted EBITDA for the trailing twelve months prior to the Closing Date, is not be less than $25,000,000;

(xv)                                    evidence satisfactory to Administrative Agent that Borrower’s undrawn availability hereunder immediately after the Closing Date is not less than $5,000,000;

(xvi)                                 evidence satisfactory to Administrative Agent that EAC Acquisition Corp. has contributed to Borrower a minimum capital investment in the form of (a) common equity totaling $500.00, (b) preferred equity totaling $34,999,500.00, and (c) a second lien term loan of not less than $20,000,000 but not more than $23,000,000;

(b)                                           Unless waived by all the Lenders, the receipt of the Collateral Documents by the Administrative Agent, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date and each in form and substance satisfactory to the Administrative Agent and their respective legal counsel, together with:

(i)                                               acknowledgment copies of all Uniform Commercial Code financing statements filed, registered or recorded or, in the discretion of Administrative Agent, to be filed, registered or recorded to perfect the security interests of the Administrative Agent for the benefit of the Lenders, or other evidence satisfactory to the Administrative Agent that there has been filed, registered or recorded all financing statements and other filings, registrations and recordings necessary and advisable to perfect the Liens of the Administrative Agent for the benefit of the Lenders in accordance with applicable law;

(ii)                                            Lien and judgment searches and such termination statements or other documents as may be necessary to confirm that the Collateral is subject to no other Liens in favor of any Persons;

(iii)                                         all certificates and instruments representing the Collateral, stock transfer powers executed in blank with signatures;

(iv)                                        evidence that the Aircraft and Flight Equipment Security Agreement has been filed or will contemporaneously with the Closing be filed with the FAA or other applicable filing office (foreign or domestic), and Administrative Agent shall have received an opinion of special FAA counsel and special counsel in any other jurisdiction in which Collateral is located, in form and substance reasonably satisfactory to Lenders, concluding that the Aircraft Security and Flight Equipment Agreement is properly of record with the FAA, or such other applicable filing office, and Lender’s Lien against the Aircranes, Other Aircraft and equipment described therein is properly perfected and subject to no prior or senior Liens of record with the FAA, or such other applicable filing office;

(v)                                           evidence that the Liens in favor of Term Lender in the Financed Aircraft Loan Documents have been, or on the Closing Date will be, perfected by all necessary filings;

(vi)                                        evidence that the Deed of Trust has been filed with the appropriate recording office, and Administrative Agent shall have received a policy of title insurance in form and substance satisfactory to Lenders covering the Deed of Trust and the Real Property;

(vii)                                     evidence that all other actions necessary to perfect and protect the first priority security interest created by the Collateral Documents have been taken; and

(viii)                                  funds sufficient to pay any filing or recording tax or registration or other fees including, but not limited to, any and all Uniform Commercial Code financing statements.

(c)                                            Standard lenders’ payable endorsements with respect to the insurance policies or other instruments or documents evidencing insurance coverage on the properties of the Borrower in accordance with Section 6.07.

(d)                                           Any fees required to be paid in accordance with the Agent/Arranger Fee Letter on or before the Closing Date shall have been paid.

(e)                                            Unless waived by the Administrative Agent, the Borrower shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that following the Closing Date there shall be a final settling of accounts between the Borrower and the Administrative Agent with respect to such estimated Attorney Costs).

(f)                                             The Closing Date shall have occurred on or prior to October 31, 2007.

4.02                        Conditions to All Credit Extensions and Conversions and Continuations. The obligation of each Lender to make any Credit Extension or honor any Request for Credit Extension is subject to the following conditions precedent:

(a)                                           The representations and warranties of the Borrower contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct, (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects, on and as of the date of such Credit Extension, conversion or continuation, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)                                           No Default or Event of Default shall exist, or would result from such proposed Credit Extension, conversion or continuation.

(c)                                            The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01                        Existence, Qualification and Power; Compliance with Laws. The Borrower (a) is a corporation duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver, and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws, except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02                        Authorization; No Contravention. The execution, delivery and performance by the Borrower of each Loan Document to which the Borrower is party, has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of the Borrower’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which the Borrower is a party for which Borrower may have a liability in excess of the $5,000,000, or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its property is subject; or (c) violate any material Law.

5.03                        Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except to the extent the same has been obtained or made.

5.04                        Binding Effect. This Agreement has been, and each other Loan Document to which the Borrower is a party, when delivered hereunder, will have been, duly executed and delivered by the Borrower. This Agreement constitutes, and each other Loan Document to which the Borrower is a party when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.05                        Financial Statements; No Material Adverse Effect.

(a)                                 The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material Indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date thereof.

(b)                                 The unaudited quarterly consolidated financial statements (and consolidating schedules) of the Borrower and its Subsidiaries dated June 30, 2007, and the related Guarantor consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP (excluding footnotes) consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and subject to ordinary, good faith year end audit adjustments; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby; and (iii) show all material Indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date thereof, including liabilities for Taxes, material commitments and material Indebtedness.

(c)                                  Since the date of the Audited Financial Statements, there has been no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

5.06                        Litigation. Except as specifically disclosed in Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues, and none of the items disclosed in Schedule 5.06 could reasonably be expected to have a Material Adverse Effect.

5.07                        No Default. Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could be reasonably expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document, including the grant or perfection of the Liens of the Administrative Agent and the Lenders on the Collateral.

5.08                        Ownership of Property; Liens. Each of the Borrower and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the property of the Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09                        Environmental Compliance. Except as specifically disclosed in Schedule 5.09, the Borrower is not in violation of any Environmental Laws or the subject of any claims alleging potential liability or responsibility for violation of any Environmental Law other than as could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10                        Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are shown in the insurance coverage certificates attached as Schedule 5.10 hereto, and there has been no change in such coverage.

5.11                        Taxes. The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP and (b) those which individually or in the aggregate do not exceed $500,000 at any time. There is no proposed tax assessment asserted in writing against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

5.12                        ERISA Compliance.

(a)                                 Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. The prototype plan upon which each Plan that is intended to qualify under Section 401(a) of the Code is based has received a favorable determination letter from the IRS and each Plan has been adopted without any material substantive changes to such prototype plan and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.

(b)                                 There are no pending or, to the best knowledge of the Borrower, threatened in writing claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Borrower, there has been no “prohibited transaction” (as defined in Section 406 of ERISA) or breach by any Plan fiduciary of any responsibilities, obligations or duties under Title IV of ERISA with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

5.13                        Subsidiaries. The Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13.

5.14                        Margin Regulations; Investment Company Act.

(a)                                 The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)                                 None of the Borrower or any Subsidiary is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15                        Intellectual Property; Etc. The Borrower and its Subsidiaries own, or possess the right to use, all Intellectual Property that is necessary for the operation of their respective businesses (such Intellectual Property, “Material IP”), without conflict with the rights of any other Person. Except for those items of Intellectual Property disclosed in Schedule 5.15 and where it could not reasonably be expected to have a Material Adverse Effect, all registrations with and applications to Governmental Authorities in respect of such Intellectual Property are valid and in full force and effect and are not subject to the payment of any taxes or maintenance fees or the taking of any interest therein, held by any of the Loan Parties to maintain their validity or effectiveness. Except for any default which could not reasonably be expected to have a Material Adverse Effect, none of the Loan Parties is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Material IP; no claim has been asserted and is pending by any Person challenging or questioning the use of any such Material IP or the validity or effectiveness of any such Material IP, nor does the Borrower or any of its Subsidiaries know of any such claim; and, to the knowledge of the Borrower or any of its Subsidiaries, the use of such Material IP by the Borrower or any of its Subsidiaries does not infringe on the rights of any Person.

5.16                        Solvency. On the Closing Date, the Loan Parties are Solvent (other than as a result of inter-company transactions) on an individual and on a consolidated basis and shall be Solvent (other than as a result of inter-company transactions) on an individual and on a consolidated basis during the term of this Agreement.

5.17                        Disclosure. To the best of Borrower’s knowledge, no statement, information, report, certification, representation, or warranty when made by any Loan Party or any Responsible Officer of any Loan Party in any Loan Document or when furnished to the Administrative Agent or any Lender by or on behalf of any Loan Party in connection with any Loan Document (including in any and all disclosure materials furnished by or on behalf of any Loan Party) contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.

VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03, 6.11 and 6.16) cause each Subsidiary to:

6.01                        Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent:

(a)                                 as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower, annual audited consolidated (and unaudited consolidating schedules) balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any qualifications and exceptions not reasonably acceptable to the Administrative Agent; and

(b)                                 as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter of each fiscal year of the Borrower, unaudited quarterly consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal quarter, and the related Consolidated and Consolidating statement of income and the statement of cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by the Director of Finance or the Chief Financial Officer of the Borrower as fairly presenting the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

6.02                        Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and substance reasonably satisfactory to Administrative Agent:

(a)                                 concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate (in the form of Exhibit G hereto) signed by the Director of Finance or the Chief Financial Officer of the Borrower;

(b)                                 promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent, at the request of any Lender, may from time to time reasonably request;

(c)                                  within sixty (60) days after the preceding fiscal year end, Borrower’s annual financial forecast including pro forma balance sheet, income statement and statement of cash flows (it being understood that forecasts and projections are subject to many contingencies and risk factors and actual results may vary materially from the forecasts and the projections).

6.03                        Notices. Promptly notify the Administrative Agent:

(a)                                 of the occurrence of any Default or Event of Default;

(b)                                 of any dispute, litigation, investigation, or proceeding (or any material development in the same) or suspension under a Contractual Obligation between the Borrower or any Subsidiary and any Governmental Authority, in each case which could reasonably be expected to have a Material Adverse Effect;

(c)                                  of any litigation, investigation or proceeding affecting any Loan Party in which the amount involved exceeds $2,000,000, or in which injunctive relief or similar relief is sought, which relief, if granted, could reasonably be expected to have a Material Adverse Effect;

(d)                                 of the occurrence of any ERISA Event;

(e)                                  upon Borrower’s subsequent knowledge that any material disclosure by Borrower or any Loan Party fails to comply with Section 5.17; and

(f)                                   of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to subsection (a) above shall describe with particularity any and all provisions of this Agreement or other Loan Document that have been breached.

6.04                        Payment of Obligations. Pay and discharge as the same shall become due and payable (or within any applicable grace period), all its material obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same (i) are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary or (ii) do not exceed, individually or in the aggregate, $1,000,000 at any time; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all material Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05                        Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered Intellectual Property, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06                        Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (c) use the standard of care typical in the industry in the operation and maintenance of its facilities; and (d) maintain its aircraft in accordance with the requirements Aircraft Security Agreement and the FAA.

6.07                        Maintenance of Insurance. In addition to insurance requirements set forth in the Collateral Documents, maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; including workers’ compensation insurance, public liability and property and casualty insurance. All casualty insurance maintained by the Loan Parties in respect of the Collateral shall name the Administrative Agent as loss payee, provided that Administrative Agent shall, so long as no Event of Default has occurred and is continuing, direct the insurer to pay claims not exceeding $500,000 directly to Borrower, and the amount of the coverage shall not be reduced by the Borrower without thirty (30) days prior written notice to the Administrative Agent, and all liability insurance shall name the Administrative Agent as additional insured for the benefit of the Lenders, as their interests may appear. Upon written request of the Administrative Agent, the Borrower shall furnish the Administrative Agent information in reasonable detail setting forth the nature and extent of all insurance maintained by the Borrower and its Subsidiaries in accordance with this Section 6.07 or any Collateral Documents.

6.08                        Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, write, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09                        Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

6.10                        Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants all at the expense of the Administrative Agent and such Lender at reasonable times during normal business hours up to two times per year, upon reasonable notice to Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing, without limitation, at the reasonable expense of the Borrower at any time during normal business hours and without advance notice.

6.11                        Compliance with ERISA. Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code, except, with respect to each covenant listed above, in such instances in which the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.12                        Subsidiaries; Additional Guarantors; Pledge of Capital Stock.

(a)                                 New Subsidiaries. Promptly notify the Administrative Agent after any Person becomes a Subsidiary (including any Transitional Subsidiary) of the Borrower or after an inactive subsidiary of the Borrower becomes active (“New Subsidiary”), and in such notice set forth with respect to such Person (i) the date on which such Person became a New Subsidiary, and (ii) all of the data required to be set forth in Schedule 5.13 with respect to all Subsidiaries; provided, that such notice shall be deemed to supplement Schedule 5.13 for all purposes hereof.

(b)                                 Pledge of Capital Stock. Promptly (and in any event within thirty (30) days) after any Person becomes a New Subsidiary, the Borrower shall or shall cause each Guarantor that owns all or any portion of the Capital Stock of such New Subsidiary (except, with the consent of Administrative Agent in its reasonable discretion, a Transitional Subsidiary) to (i) grant a Lien in favor of the Administrative Agent for the ratable benefit of the Lenders, L/C Issuer and Administrative Agent on (1) 100% of the Borrower’s or Guarantor’s direct or indirect interest in the Capital Stock of each such New Subsidiary that is a Domestic Subsidiary, (2) 100% of the Borrower’s or Guarantor’s direct or indirect interest in the Capital Stock of each such New Subsidiary that is a Disregarded Foreign Subsidiary whose Capital Stock is not owned in any part by a Foreign Subsidiary (other than a Disregarded Foreign Subsidiary), (3) 65% of the Borrower’s or Guarantor’s direct or indirect interest in the voting Capital Stock and 100% of the Borrower’s or Guarantor’s direct or indirect interest in the non-voting Capital Stock of each such New Subsidiary that is a first tier (after ignoring all Disregarded Foreign Subsidiaries which may be a direct or indirect stockholder) Foreign Subsidiary, or (4) the Borrower’s or Guarantor’s direct or indirect interest in the remaining Capital Stock of any New Subsidiary that was a Foreign Subsidiary other than a Disregarded Foreign Subsidiary at the time it became a New Subsidiary but that later became a Disregarded Foreign Subsidiary (in which event the thirty (30) day period described above shall begin to run upon the date such Person became a Domestic Subsidiary) to secure the Obligations (or in the case of a Guarantor, such Guarantor’s obligations under the Loan Documents to which it is a party) by executing and delivering to the Administrative Agent a supplement to the Borrower Pledge Agreement, Stock Pledge Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, (ii) deliver to the Administrative Agent all certificates, instruments or other writings representing or evidencing the Capital Stock described in clause (i) together with duly executed instruments of transfer or assignment reasonably satisfactory to the Administrative Agent, (iii) take such action at each such Person’s own expense as may be reasonably necessary or otherwise requested by the Administrative Agent (including, without limitation, any of the actions described in Section 4.01(b)) to ensure that the Lien described in clause (i) is a perfected Lien of first priority, and (iv) deliver to the Administrative Agent upon request in writing favorable opinions of counsel to each such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clauses (i) and (iii)), all in form, content and scope reasonably satisfactory to the Administrative Agent. For the avoidance of doubt, the parties agree that the Lien of the Administrative Agent in Collateral consisting of Capital Stock of a Foreign Subsidiary that is not a Disregarded Foreign Subsidiary whose Capital Stock is not owned in any part by a Foreign Subsidiary (other than a Disregarded Foreign Subsidiary) shall not cover 35% of the voting Capital Stock of such Foreign Subsidiary.

6.13                        Intellectual Property. Take all necessary actions, including in any proceeding before the United States Patent and Trademark Office, the Canadian Intellectual Property Office — Trademarks or the United States Copyright Office to maintain each item of Intellectual Property of the Borrower and its Subsidiaries material to the business of the Borrower and its Subsidiaries taken as a whole, including payment of maintenance fees, filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings.

6.14                        Use of Proceeds. Use the proceeds of the Credit Extensions (a) to refinance Indebtedness arising under the Existing Credit Agreement, (b) for transaction costs (including appraisal fees) related to the negotiation, execution and delivery of the Loan Documents, and (c) for working capital and other general corporate purposes, in each case not in contravention of any Law or of any Loan Document.

6.15                        Further Assurances.

(a)                                 Ensure that all written information, exhibits and reports when furnished to the Administrative Agent or the Lenders do not and will not contain any untrue statement of a material fact and do not and will not omit when furnished to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to the Administrative Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

(b)                                 Promptly upon request by the Administrative Agent or the Required Lenders, do, execute, acknowledge, authorize, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments the Administrative Agent or such Lenders, as the case may be, may reasonably require from time to time in order (i) to subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests covered by any of the Collateral Documents, (ii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iii) to assure, convey, grant, assign, transfer, preserve, protect and confirm to the Administrative Agent and to the Lenders the rights granted or now or hereafter intended to be granted to the Lenders under any Loan Document.

6.16                        Citizenship. Borrower is as of the date hereof, and at all times while this Agreement or any Loan Documents are in effect, shall be, or shall cause the Aircranes operated under United States registration to be registered in the name of, a “citizen of the United States” within the meaning of the U.S. Transportation Code, as amended from time to time and recodified at Section 40102(a)(15) of Title 49 et seq. Borrower shall not permit any act to be done, or omission to occur, which might injuriously affect the ability of the Borrower to retain its qualification as a citizen of the United States (provided, however, that in no event shall such failure be deemed an Event of Default hereunder if such failure occurs as the result of acts or omissions of Administrative Agent, Lender of L/C Issuer or Persons acting under their direction or control).

VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01                        Liens. Create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (collectively, “Permitted Liens”):

(a)                                 Liens pursuant to any Loan Document;

(b)                                 Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c)                                  Liens for Taxes or other governmental charges not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)                                 Liens arising from operation of law, statutory liens, or carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted if adequate reserves in accordance with GAAP with respect thereto are maintained on the books of the applicable Person;

(e)                                  pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)                                   deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)                                  title exceptions accepted by Administrative Agent in the Deed of Trust, easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)                                 Liens securing judgments for the payment of money in an aggregate amount not in excess of the $1,000,000 (except an amount in excess of the Threshold Amount to the extent covered by independent third-party insurance as to which the insurer does not dispute coverage), unless any such judgment remains undischarged for a period of more than thirty (30) consecutive days during which execution is not effectively stayed;

(i)                                     Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and the proceeds thereof, and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j)                                    other Liens securing Indebtedness in an aggregate principal amount not to exceed $3,000,000 at any time outstanding;

(k)                                 Liens to secure Capital Expenditures and purchase money financing not to exceed $7,000,000;

(1)                                 Liens securing Permitted Equipment Financing;

(m)                             Liens securing Indebtedness incurred pursuant to clause (t) of Section 7.03; provided that (i) such Liens do not extend to, or encumber, property which constitutes Collateral and (ii) such Liens extend only to property of Foreign Subsidiaries;

(n)                                 Liens arising in the ordinary course of business by virtue of any contractual, statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies covering deposit or securities accounts (including funds or other assets credited thereto) or other funds maintained with a depository institution or securities intermediary;

(o)                                 Liens on the property of a Person existing at the time such Person becomes a Subsidiary of a Loan Party in a transaction permitted hereunder securing Indebtedness; provided, however, that any such Lien may not extend to any other property (other than improvements and accessions thereto and proceeds of the assets to which such Lien applies) of any Loan Party or any other Subsidiary that is not a Subsidiary of such Person; provided, further, that any such Lien was not created in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary of a Loan Party;

(p)                                 Liens on Second Lien Collateral securing the Permitted Second Lien Financing;

(q)                                 Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(r)                                    purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property or consignment of goods entered into in the ordinary course of business;

(s)                                   Liens solely on any cash earnest money deposits made by Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(t)                                    licenses of patents, trademarks and other intellectual property rights granted by Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of Borrower or such Subsidiary; and

(u)                                 any Lien constituting a replacement, extension, or renewal of any Lien of the type described in clauses (a) through (t) above.

7.02                        Investments. Make any Investments, except:

(a)                                 Investments other than those permitted by subsections (b) through (p) that are existing on the date hereof and (i) are Investments in the Subsidiaries listed on Schedule 5.13 or (ii) otherwise listed on Schedule 7.02;

(b)                                 Investments held by the Borrower or such Subsidiary in the form of Cash, Cash Equivalents or other short-term marketable securities in accordance with the Borrower’s investment policy as from time to time in effect;

(c)                                  advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed the Threshold Amount at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(d)                                 Investments of the Borrower in any Guarantor and Investments of any Guarantor in the Borrower or in another Guarantor;

(e)                                  Investments consisting of advances to Non-Guarantor Subsidiaries evidenced by or in the nature of, as the case may be, promissory notes, open accounts or capital contributions excluding trade accounts for services arising in the ordinary course of business, provided that (i) the aggregate amount of such Investments does not exceed $1,000,000; provided that, at the option of the Administrative Agent, each promissory note made by any Non-Guarantor Subsidiary to whom advances of $100,000 or more have been made shall have been pledged and delivered to the Administrative Agent for the ratable benefit of the Lenders and Administrative Agent pursuant to such documents as the Administrative Agent shall deem appropriate for such purpose in its reasonable discretion;

(f)                                   Investments not to exceed $1,400,000 in connection with Borrower’s purchase of the interest of Elilario Italia SpA in European Air-Crane SpA;

(g)                                  Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(h)                                 Guaranty Obligations permitted by Section 7.03;

(i)                                     Investments permitted by Section 7.04 and Section 7.05;

(j)                                    Permitted Acquisitions made by the Borrower or any Subsidiary;

(k)                                 Capital Expenditures permitted under Section 7.14;

(1)                                 Swap Contracts to the extent permitted hereunder;

(m)                             Hedging Agreements to the extent permitted hereunder;

(n)                                 Investments (other than Permitted Acquisitions) by a Loan Party or any Subsidiary thereof in (i) a Subsidiary that is a Loan Party immediately prior to or contemporaneously with the time of such Investment and (ii) a joint venture or a Subsidiary that is not a Loan Party; provided that the aggregate amount of Investments by a Loan Party pursuant to this clause (ii) shall not exceed an aggregate amount of $1,000,000 at any one time outstanding;

(o)                                 deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Borrower and its Subsidiaries; and

(p)                                 Investments received in lieu of cash in connection with asset dispositions to the extent permitted under Section 7.05.

7.03                        Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                 Indebtedness under the Loan Documents;

(b)                                 Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(c)                                  Guaranty Obligations of the Borrower, any Guarantor or any Subsidiary (other than a Non-Guarantor Subsidiary) in respect of Indebtedness otherwise permitted hereunder of the Borrower, any Guarantor or any Subsidiary;

(d)                                 obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract or currency risk management financial instrument, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, property, or cash flows held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person and not for purposes of speculation or taking a “market view”; and (ii) such Swap Contract or currency risk management financial instrument does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e)                                  Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $7,000,000;

(f)                                   Secured or unsecured Indebtedness in an aggregate principal amount not to exceed $2,000,000 at any time outstanding;

(g)                                  Guaranty Obligations of the Borrower in respect of Indebtedness otherwise permitted hereunder of any Non-Guarantor Subsidiary in an aggregate principal amount not to exceed the $2,000,000 at any time outstanding;

(h)                                 Permitted Equipment Financing;

(i)                                     Permitted Second Lien Financing;

(j)                                    loans or advances among the Loan Parties, (i) loans or advances made by a Subsidiary of the Borrower (or a Person that would become a subsidiary of the Borrower after giving effect to such loan or advance) to a Loan Party, (ii) loans or advances made by any Loan Party in a Subsidiary of the Borrower that is not a Loan Party so long as such loan or advance is permitted by Section 7.02;

(k)                                 Indebtedness of a Person existing at the time such Person becomes a Subsidiary of a Loan Party in a transaction permitted hereunder (excluding Capital Leases and purchase money Indebtedness permitted hereunder) in an aggregate principal amount not to exceed $1,000,000 for all such Persons at any time outstanding; provided that any such Indebtedness was not created in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary of a Loan Party;

(1)                                 Indebtedness incurred to repurchase Capital Stock of the Borrower from retired, deceased or terminated employees or directors (including their heirs) of any Loan Party or Subsidiary to the extent such Indebtedness is not secured and is subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent; provided that no more than $1,000,000 in aggregate principal amount of such Indebtedness may be outstanding at any time;

(m)                             earn outs, indemnities and purchase price adjustments pursuant to Permitted Acquisitions;

(n)                                 Indebtedness which may be deemed to exist pursuant to any guaranties, performance, bid, tender, appeal surety, statutory or similar obligations incurred in the ordinary course of business;

(o)                                 Indebtedness in respect of overdraft protections and otherwise in connection with deposit accounts, in each case in the ordinary course of business;

(p)                                 guaranties in the ordinary course of business of the obligations of suppliers, landlords, customers and licensees of the Borrower and its Subsidiaries;

(q)                                 endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(r)                                    Indebtedness in respect of employee benefit plans and programs, whether to current or retired employees, including, without limitation, accrued expenses, pension liabilities, deferred compensation, bonus plans, option plans, medical, dental and other health plans and other similar plans providing benefits to employees entered into in the ordinary course of business (but not including Indebtedness under employment agreements);

(s)                                   Indebtedness arising from judgments, orders or other awards to the extent not constituting an Event of Default; and

(t)                                    Indebtedness of Foreign Subsidiaries which does not exceed $2,000,000 in the aggregate at any time outstanding.

7.04                        Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default exists or would result therefrom:

(a)                                 any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Guarantor or wholly-owned Subsidiary is merging with another Subsidiary (which is not a Guarantor), such Guarantor or wholly-owned Subsidiary shall be the continuing or surviving Person;

(b)                                 any Non-Guarantor Subsidiary may dissolve or liquidate; provided that the board of directors or senior management of the Borrower has determined in good faith that the dissolution or liquidation will not be detrimental to the business of the Borrower and its Subsidiaries taken as a whole;

(c)                                  the dissolution, liquidation or winding up of any Transitional Subsidiary; provided that any assets of such Transitional Subsidiary shall be transferred to a Loan Party or Subsidiary thereof in connection therewith;

(d)                                 Investments permitted under Section 7.02;

(e)                                  Dispositions permitted under Section 7.05;

(f)                                   the Borrower or any Subsidiary may merge with any Person as part of a Permitted Acquisition; and

(g)                                  any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or another Guarantor;

7.05                        Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a)                                 Dispositions of obsolete, worn out property or other property no longer used or useful in the business of the Loan Parties, whether now owned or hereafter acquired, in the ordinary course of business;

(b)                                 Dispositions of Financed Aircranes, inventory and other property (other than equipment or real property) in the ordinary course of business (for the avoidance of doubt, the sale or lease of manufactured and remanufactured aircranes is within the ordinary course of business);

(c)                                  Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property or (iii) the board of directors or senior management of the Borrower or such Subsidiary has determined in good faith that the failure to replace such property will not be detrimental to the business of the Borrower or such Subsidiary;

(d)                                 Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;

(e)                                  Dispositions permitted by Section 7.04;

(f)                                   Dispositions not otherwise permitted under this Section 7.05 other than subsections (k) or (m); provided that the Borrower shall have complied with the requirements of Section 2.07;

(g)                                  licenses of Intellectual Property (both exclusive and non-exclusive) in the ordinary course of business and substantially consistent with past practice;

(h)                                 Investments permitted under Section 7.02;

(i)                                     the sale, transfer or disposition of accounts in connection with the collection or compromise thereof in the ordinary course of business;

(j)                                    Capital Stock issued in connection with Permitted Acquisitions;

(k)                                 any sale-leaseback arrangements permitted hereby;

(1)                                 rights of way, easements, and licenses necessary for the conduct of Borrower’s or any of its Subsidiaries’ businesses; and

(m)                             Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition and (ii) the aggregate book value of all property Disposed of in reliance on this clause (i) in any fiscal year shall not exceed the Threshold Amount; provided, however, that any Disposition pursuant to clauses (a) through (m) shall be for fair consideration.

7.06                        Lease Obligations. Create or suffer to exist any obligations for the payment of rent for any property under lease or agreement to lease, except:

(a)                                 leases in existence on the date hereof and listed on Schedule 7.06, and any renewal, extension or refinancing thereof;

(b)                                 leases in connection with any sale-leaseback arrangement permitted hereby;

(c)                                  capital leases and Synthetic Lease Obligations to the extent permitted by Section 7.03; and

(d)                                 operating leases (other than those constituting Synthetic Lease Obligations) entered into or assumed by the Borrower or any Subsidiary after the date hereof in the ordinary course of business (for purposes hereof, all leases of real estate of the Borrower or any Subsidiary shall be deemed operating leases), but in any case the amount of all minimum future non-cancelable operating lease payments shall not exceed $4,000,000.

7.07                        Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)                                 each Subsidiary may make Restricted Payments to the Borrower and to wholly-owned Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Subsidiary, to the Borrower and any Subsidiary and to each other owner of capital stock of such Subsidiary on a pro rata basis based on their relative ownership interests);

(b)                                 the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock of such Person;

(c)                                  the Borrower and each Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or other common equity interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common equity interests;

(d)                                 provided no Event of Default has occurred and is continuing under any Loan Documents, or would result from the consummation of the transactions contemplated by this clause (d), Borrower may, without Lenders’ prior consent, make the payments to the Manager for Management Fees under the Management Agreement in amounts not exceeding $500,000 per annum, plus customary and reasonable out-of-pocket expenses incurred in connection with performance under the Management Agreement, and payment of Management Fees shall not be permitted after the occurrence and during the continuation of an Event of Default, provided that, upon cure of any such Event of Default as provided hereunder, Management Fees due and not paid during the continuation of such cured Event of Default shall be permitted if such payment does not result in a violation of Section 7.13; and

(e)                                  provided no Event of Default has occurred and is continuing under any Loan Documents, or would result from the consummation of the transactions contemplated by this clause (e), the Borrower may pay accrued interest payable in connection with the Permitted Second Lien Financing when and as the same becomes due.

7.08                        ERISA. At any time engage in a transaction for the principal purpose of evading or avoiding any liability under Title IV of ERISA as provided in Section 4069 or 4212(c) of ERISA, or permit any Plan to (a) engage in any non-exempt “prohibited transaction” (as defined in Section 4975(c) of the Code); (b) fail to comply with ERISA or any other applicable federal or state Laws; or (c) incur any material “accumulated funding deficiency” (as defined in Section 302 of ERISA for plan years commencing prior to 2008, or the equivalent term under Section 302 of ERISA for plan years commencing after 2007), which, with respect to each event listed above, could reasonably be expected to have a Material Adverse Effect.

7.09                        Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto or cease to conduct any line of business that constitutes a material portion of the business of the Borrower and its Subsidiaries as of the date hereof.

7.10                        Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that (a) the foregoing restriction shall not apply to transactions between or among the Borrower and any Guarantor or between and among any Guarantors; (b) the Borrower may make Investments consisting of advances and capital contributions to Non-Guarantor Subsidiaries permitted under Section 7.02 at rates of interest that the Borrower deems reasonable under the circumstances; (c) reasonable and customary fees may be paid to members of the board of directors (or similar governing body) of U.S. Borrower or any of its Subsidiaries; (d) compensation, benefits or indemnification arrangements for officers and other employees of the Borrower or any of its Subsidiaries may be entered into in the ordinary course of business; (e) the existence of, and the performance by any Loan Party of its obligations under the terms of, any organizational documents or security holders agreement to which it is a party on the Closing Date and which has been disclosed to the Lenders; (f) Restricted Payments permitted hereunder; (g) transactions described in Schedule 7.10; (h) transactions among Subsidiaries of the Borrower that are not Loan Parties; (i) the transactions contemplated hereby, and (j) the Borrower and any Subsidiary may engage in any transaction with an Affiliate (x) if such transaction is in existence as of the date hereof, or (y) with the prior written consent of the Administrative Agent.

7.11                        Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement, any other Loan Document, or the Financed Aircraft Loan Documents) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person (other than Liens permitted hereunder); provided, however, that this clause (iv) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(t ) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness and the proceeds thereof; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; provided that the foregoing restrictions shall not apply to restrictions (i) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business; (ii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement; (iii) in any agreement for the sale or other disposition of a Subsidiary that restricts distributions by that Subsidiary pending the sale or other disposition; (iv) in any instrument governing Indebtedness or Capital Stock of a Person acquired by the Borrower or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by Section 7.03; and (v) restrictions in effect on the Closing Date and set forth on Schedule 7.11.

7.12                        Margin Regulations. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of, or for a purpose which violates, or would be inconsistent with, Regulation T, U or X of the FRB.

7.13                        Financial Covenants.

(a)                                 Minimum Net Worth. Permit Net Worth of the Borrower to be less than (i) $20,000,000 as of December 31, 2007, and (ii) $20,000,000 as of December 31 of each year thereafter, plus an amount equal to seventy-five percent (75%) of the positive GAAP annual net income, net of the effect of unrealized gains and losses on unbalanced currency and interest rate hedging positions, earned in each fiscal year beginning with the fiscal year ending December 31, 2008, tested at the end of each fiscal year.

(b)                                 Minimum Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 1.10 to 1.00, beginning with the fiscal quarter ending December 31, 2007. (For the purposes of calculating the Fixed Charge Coverage Ratio for the fiscal quarters ending through March 31, 2008, there shall be excluded from the calculation of Capital Expenditures $3,302,967 associated with N189AC plus $1,724,484 associated with N165AC incurred in 2007).

(c)                                  Maximum Total Funded Debt to Adjusted EBITDA Ratio. Permit the Total Funded Debt to Adjusted EBITDA Ratio as of the end of any fiscal quarter of the Borrower set forth for the preceding four fiscal quarter periods to be greater than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarters Ending	Maximum Total Funded Debt to Adjusted EBITDA Ratio

December 31, 2007	4.50 to 1.00

March 31, 2008	4.75 to 1.00

June 30, 2008	4.25 to 1.00

September 30, 2008	4.25 to 1.00

December 31, 2008	4.00 to 1.00

March 31, 2009	4.50 to 1.00

Fiscal Quarters Ending	Maximum Total Funded Debt to Adjusted EBITDA Ratio

June 30, 2009	4.25 to 1.00

September 30, 2009	4.25 to 1.00

December 31, 2009	4.00 to 1.00

March 31, 2010	4.25 to 1.00

June 30, 2010	4.00 to 1.00

September 30, 2010	4.00 to 1.00

December 31, 2010	3.75 to 1.00

March 31, 2011	4.00 to 1.00

June 30, 2011	3.75 to 1.00

September 30, 2011	3.75 to 1.00

December 31, 2011 and thereafter	3.50 to 1.00

(d)                                 Maximum Senior Funded Debt to Adjusted EBITDA Ratio. Permit the Senior Funded Debt to Adjusted EBITDA Ratio as of the end of any fiscal quarter of Borrower set forth for the preceding four fiscal quarter periods to be greater than the ratio set forth opposite such fiscal quarter:

Fiscal Quarters Ending	Maximum Senior Debt to Adjusted EBITDA

December 31, 2007	3.75 to 1.00

March 31, 2008	4.00 to 1.00

June 30, 2008	3.50 to 1.00

September 30, 2008	3.50 to 1.00

December 31, 2008	3.25 to 1.00

March 31, 2009	3.75 to 1.00

Fiscal Quarters Ending	Maximum Senior Debt to Adjusted EBITDA

June 30, 2009	3.50 to 1.00

September 30, 2009	3.50 to 1.00

December 31, 2009	3.25 to 1.00

March 31, 2010	3.50 to 1.00

June 30, 2010	3.25 to 1.00

September 30, 2010	3.25 to 1.00

December 31, 2010	3.00 to 1.00

March 31, 2011	3.25 to 1.00

June 30, 2011	3.00 to 1.00

September 30, 2011	3.00 to 1.00

December 31, 2001 and thereafter	2.75 to 1.00

7.14                        Maximum Capital Expenditures. Borrower shall not permit its Capital Expenditures to exceed $7,000,000 in the aggregate during any fiscal year during the term of the Loan, provided the difference between $7,000,000 less the actual Capital Expenditures in any given year greater than $0 may be carried over to the immediately following year and shall not be included in the limitation on Capital Expenditures in such carry-over year for purposes of this Section 7.14, and provided further that for the fiscal year ending December 31, 2007 there shall be excluded from the calculation of Capital Expenditures for such fiscal year $3,302,967 associated with N189AC plus $1,724,484 associated with N165AC.

VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01                      Events of Default. The occurrence of the following events shall constitute an “Event of Default” hereunder:

(a)                                 Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan, or any L/C Obligation, or (ii) within five (5) days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any commitment, facility or other fee due hereunder, or (iii) within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)                                 Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.04, 6.05, 6.11, 6.14, 6.16, 7.01 (for any Lien senior to the Lenders’ Lien and in excess of the Threshold Amount), 7.04, 7.05, 7.07, 7.08, 7.09, 7.12, or 7.13; or

(c)                                  Other Defaults. Any Loan Party fails to perform or observe any other material covenant or agreement (not specified in subsection (a) or (b) above) contained in any of Sections 6.01, 6.02, 6.03, 6.07, 6.09, 6.10, 6.15, 7.01 (to the extent not covered by clause (b) above), 7.03, 7.06, or 7.11 on its part to be performed or observed and such failure continues for thirty (30) days; provided, that with respect to any material covenant or agreement in Sections 6.06, 6.08, 6.12, 6.13, 7.02 or 7.10, such 30-day cure period may be extended for up to a maximum of 90 days if (i) such failure is curable or correctable, but reasonably cannot be cured within thirty (30) days, (ii) the Borrower is diligently pursuing the cure or correction of such failure, and (iii) no Material Adverse Effect would result from the granting of such extension; or

(d)                                 Representations and Warranties. Any material representation or warranty made or deemed made by the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith proves to have been incorrect when made or deemed made, unless such inaccuracy shall not be material to the recipient at the time when the notice referred to below shall have been received by the Borrower or any material adverse impact thereof shall have been cured or corrected within thirty (30) days after the earlier of (i) Borrower becoming aware of such event, and (ii) receipt by the Borrower of a written notice thereof from the Administrative Agent or any Lender; or

(e)                                  Cross-Default. (i) The Borrower or any Guarantor (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guaranty Obligation (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the $1,000,000 Amount, or (B) fails to observe or perform any other material agreement or condition relating to any other Indebtedness or Guaranty Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, in each case under this clause (B) the effect of which default or other event is that the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guaranty Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) shall have caused, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or offered to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guaranty Obligation to become payable or Cash Collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined therein or such equivalent term) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the defaulting party or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value (as so defined) owed by the Borrower or such Subsidiary as a result thereof is greater than the

Threshold Amount; or (iii) an “event of default” occurs under the Permitted Second Lien Financing or the Permitted Equipment Financing.

(f)                                   Insolvency Proceedings, Etc. Any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)                                  Inability to Pay Debts; Attachment. (i) Any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h)                                 Judgments. There is entered against any Loan Party (i) a final judgment or order for the payment of money in an aggregate amount exceeding $1,000,000 (or such greater amount to the extent covered by independent third-party insurance as to which there is no dispute regarding coverage with respect to such judgment), or (ii) a final non-appealable non-monetary judgment that could reasonably be expected to have a Material Adverse Effect, and (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of twenty (20) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect, or (C) any final judgment is not paid or otherwise satisfied within a period of twenty (20) days from the date of judgment; or

(i)                                     ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $1,000,000; or

(j)                                    Change of Control. There occurs any Change of Control with respect to any Loan Party, except as has been approved in writing by Lenders; or

(k)                                 Guarantor Default; Invalidity of Guaranty. Any Guarantor shall fail to perform or observe any material term, covenant or agreement contained in any Guaranty Agreement on its part to be performed or observed, or any default shall occur under any Guaranty Agreement, and any such failure or default shall continue after the applicable grace period, if any, specified in such Guaranty Agreement as of the date of such failure, or any defined “Event of Default” as defined in any Guaranty Agreement shall have occurred and is continuing; or any Guaranty Agreement shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect (except as expressly permitted hereunder), or any Guarantor or any other Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder; or

(1)                                 Failure of Security. Any Collateral Document ceases to be in full force and effect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or the Administrative Agent shall not have or shall cease to have a valid and perfected Lien of first priority (other than Liens expressly permitted to be prior to such Lien pursuant to Section 7.01) in the Collateral purported to be covered thereby having a fair market value, individually or in the aggregate, exceeding $2,000,000, in each case for any reason other than (i) the agreement of all the Lenders or satisfaction in full of all the Obligations or (ii) the failure of the Administrative Agent or any Lender to take any action within its exclusive control; or

(m)                             Invalidity of Loan Documents. Any other Loan Document or any provision thereof, at any time after its execution and delivery and for any reason other than the agreement of all the Lenders or satisfaction in full of all the Obligations, ceases to be in full force and effect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or any Loan Party denies that it has any or further liability or obligation under any other Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(n)                                 Material Adverse Effect. A Material Adverse Effect occurs, other than an event included within clauses (a) through (m) above.

8.02                        Remedies Upon Event of Default.

(a)                                 General Remedies. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders take any or all of the following actions,

(i)                           declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(ii)                        declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(iii)                     require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Dollar Equivalent Outstanding Amount thereof, as such amount may vary from time to time); and

(iv)                    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, and the Administrative Agent shall have the right (but shall be under no obligation) to immediately convert any Outstanding Committed Loans denominated in Alternative Currencies into US Dollar Base Rate Loans, in each case without further act of the Administrative Agent or any Lender.

(b)                                 Cash Collateral. Regardless of whether Borrower’s obligations to repay the Loans and/or the Letters of Credit have been accelerated pursuant to subsection (a) above, so long as any Event of Default shall have occurred and be continuing, Administrative Agent may realize on any or all of the Collateral by exercising any remedies provided in the Collateral Documents. Amounts paid or received under this Agreement or any other Loan Document after the occurrence of an Event of Default in respect of (i) issued and outstanding Letters of Credit which exceed amounts paid by Administrative Agent under such Letters of Credit or (ii) payments or transfers under any Swap Contract permitted by Section 7.03(d) not then due, shall be held (and applied) as Cash Collateral to secure the payment and performance of all indebtedness, liabilities and obligations of Borrower and its Subsidiaries owing to Agent, any Lender or any Affiliate of any Lender under the Loan Documents and such Swap Contracts.

8.03                        Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting (i) accrued and unpaid interest on the Loans and L/C Borrowings, and (ii) with respect to any Swap Contract between any Lender or any Affiliate of any Lender, to the extent such Swap Contract is permitted by Section 7.03(d), any fees, premiums and scheduled periodic payments due under such Swap Contract and any interest accrued thereon, ratably among the Lenders and their Affiliates in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting (i) unpaid principal of the Loans and L/C Borrowings, and (ii) with respect to any Swap Contract or currency risk management instrument between any Lender or any Affiliate of any Lender, to the extent such Swap Contract or currency risk management instrument is permitted by Section 7.03(d), any breakage, termination or other payments due under such Swap Contract or currency risk management instrument and any interest accrued thereon, ratably among the Lenders and their Affiliates in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.04(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

IX.

ADMINISTRATIVE AGENT

9.01                        Appointment and Authorization of Administrative Agent.

(a)                                 Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)                                 The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time (and except for so long) as the Administrative Agent may agree at the request of the Required Lenders to act for the L/C Issuer with respect thereto; provided, however, that the L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of

Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article IX included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

9.02                      Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

9.03                      Liability of Administrative Agent. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or for the value of or title to any Collateral, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

9.04                      Reliance by Administrative Agent.

(a)                                 The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or statement or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders or all the Lenders, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and participants. Where this Agreement expressly permits or prohibits an action unless the Required Lenders otherwise determine, the

Administrative Agent shall, and in all other instances, the Administrative Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of the Lenders.

(b)                                 For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

9.05                        Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

9.06                        Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, the value of and title to any Collateral, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

9.07                        Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all Obligations hereunder and the resignation or replacement of the Administrative Agent.

9.08                        Administrative Agent in its Individual Capacity. KeyBank National Association and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though KeyBank National Association were not the Administrative Agent or the L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, KeyBank National Association or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, KeyBank National Association shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the L/C Issuer, and the terms “Lender” and “Lenders” include KeyBank National Association in its individual capacity.

9.09                        Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon thirty (30) days’ notice to the Lenders and the Borrower; provided that any such resignation by KeyBank National Association shall also constitute its resignation as L/C Issuer and Swing Line Lender. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders which successor administrative agent shall be consented to by the Borrower at all times other than following the exercise of remedies by the Lenders during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders, and with the consent of the Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, L/C Issuer and Swing Line Lender and the respective terms “Administrative Agent,” “Swing Line Lender” and “L/C Issuer” shall mean such successor administrative agent, swing line lender or letter of credit issuer and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated and the retiring L/C Issuer’s and Swing Line Lender’s rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring L/C Issuer, Swing Line Lender or any other Lender, other than the obligation of the successor L/C Issuer to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

9.10                        Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)                                 to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (iii) consisting of an instrument evidencing Indebtedness or other debt instrument, if the indebtedness evidenced thereby has been paid in full, or (iv) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(b)                                 to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i); and

(c)                                  to release any Guarantor from its obligations under any Guaranty Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under any Guaranty Agreement pursuant to this Section 9.10.

X.

MISCELLANEOUS

10.01      Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)              waive any condition set forth in Sections 4.01(a) through (c) without the written consent of each Lender;

(b)              extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)               postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)              reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Margin that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(e)               change Section 2.12 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)               change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g)               amend the definition of “Alternative Currency” without the written consent of each Lender;

(h)              release any Guarantor from any Guaranty Agreement without the written consent of each Lender; or

(i)               release or otherwise subordinate all or substantially all of the Collateral without the written consent of each Lender, except as otherwise may be provided in the

Collateral Document or except where the consent of the Required Lenders only is specifically provided for;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender and Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender and Administrative Agent under this Agreement or any other Loan Document; and (iii) the Agent/Arranger Fee Letter may be amended, or rights or privileges thereunder waived, only in a writing executed by the parties thereto. Notwithstanding anything to the contrary herein, any Lender that has failed to fund any portion of any Credit Extension required to be funded by it hereunder or that has a Voting Percentage deemed to be zero shall not have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

10.02      Notices and Other Communications; Facsimile Copies.

(a)              General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or electronic mail address specified for notices on Schedule 10.02; or, in the case of the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to such other address as shall be designated by such party in a notice to the other parties, and in the case of any other party, to such other address as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the intended recipient and (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail when delivered; provided, however, that notices and other communications to the Administrative Agent, the L/C Issuer and the Swing Line Lender pursuant to Article II shall not be effective until actually received by such Person. Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified on Schedule 10.02, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.

(b)              Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c)               Limited Use of Electronic Mail. Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

(d)              Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the good faith reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent and each of the parties hereto hereby consents to such recording.

10.03      No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04      Attorney Costs, Expenses and Taxes. Except as otherwise provided in Section 6.10, the Borrower agrees (a) to pay or reimburse the Administrative Agent for all reasonable and documented costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all reasonable and documented Attorney Costs and (b) to pay or reimburse the Administrative Agent or each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and the reasonable and documented cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.

10.05      Indemnification by the Borrower. The Borrower shall indemnify and hold harmless the Administrative Agent, L/C Issuer and each Lender and their respective directors,

officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs limited to expenses of one lead counsel firm and one local counsel firm) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any other Loan Party, or any Environmental Liability related in any way to the Borrower or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements (including Attorney Costs) resulted from the gross negligence or willful misconduct of such Indemnitee. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations. All amounts due under this Section 10.05 shall be payable within ten Business Days after demand therefor.

10.06    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof (or the Dollar Equivalent amount thereof) is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or paid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect, in the applicable currency of such recovery or payment.

10.07    Successors and Assigns; Lender Assignment.

(a)              The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) below and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)              Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), Participations (as defined in subsection (d) below) in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent shall not be less than $5,000,000 in the case of any assignment of a Commitment unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) below, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver new or replacement Notes to the assigning Lender and the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a Participation (as defined in subsection (d) below) in such rights and obligations in accordance with subsection (d) below. The assignee shall, on or prior to the date on which the assignment is made, deliver to the Borrower and to the Administrative Agent the appropriate IRS form as prescribed by Section 3.01(e) of this Agreement. If an Assignment of all or a portion of a Lender’s rights and obligations under this Agreement would result (under the terms of Section 3.01) in any payment by the Borrower of additional sums, notwithstanding Section 3.01 or any other provision set forth in this Agreement, the Borrower shall not be obligated to pay such additional sums.

(c)               The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)              Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it) (a “Participation”); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (iv) the Participant shall have no rights against the Borrower or any of its Subsidiaries or the Administrative Agent, and the Borrower and the Administrative Agent need give notices to and deal only with such Lender and shall have no obligation to any Participant. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money is scheduled to be paid to such Participant, (ii) reduce the principal, interest, fees or other amounts payable to such Participant, (iii) release any Guarantor from any Guaranty Agreement, or (iv) release all or substantially all of the Collateral. Subject to subsection (e) below, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender (Provided it complies in fact with all the obligations of, and requirements imposed on, Lenders thereunder to the same extent as were it a Lender) and had acquired its interest by assignment pursuant to subsection (b) above. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)               Notwithstanding any other provision set forth in this Agreement, a Participant shall not be entitled to receive any greater payment under the Agreement than the applicable Lender would have been entitled to receive with respect to the Participation sold to such Participant.

(f)               Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations, to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)               If the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in clause (i) of the proviso to the first sentence of Section 10.07(b)), the Borrower shall be deemed to have given its consent five (5) Business Days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth Business Day.

(h)              As used herein, the following terms have the following meanings:

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) that is a financial institution approved by (i) the Administrative Agent, in the case of any assignment of a Committed Loan (ii) L/C Issuer, (iii) the Swing Line Lender and (iv) unless (A) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivative transaction or (B) an Event of Default has occurred and is continuing, the Borrower (each such approval referred to in clauses (i) through (iv) not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(i)                Notwithstanding anything to the contrary contained herein, if at any time KeyBank National Association assigns all of its Commitment and Loans pursuant to subsection (b) above, KeyBank National Association may, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon five (5) Business Days’ notice to the Borrower terminate the Swing Line. In the event of any such resignation as L/C Issuer or the termination of the Swing Line, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of KeyBank National Association as L/C Issuer or the termination of the Swing Line as the case may be. KeyBank National Association shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund participations in Unreimbursed Amounts pursuant to Section 2.04(c)). If KeyBank terminates the Swing Line, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such termination, including the right to require the Lenders to make Base Rate Committed Loans or fund participations in outstanding Swing Line Loans pursuant to Section 2.05(c).

10.08      Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 10.08, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Borrower; (g) with the consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.08 or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower; or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower.

10.09      Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations becoming due and payable hereunder (whether at the stated maturity thereof, by acceleration, or otherwise), now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document. Each Lender agrees promptly to notify the Borrower and the Administrative Agent, after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application

10.10      Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

10.11      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.12      Integration. This Agreement, together with the other Loan Documents, comprises the complete, final and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. This Agreement and the other Loan Documents may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties, and there are no unwritten oral agreements among the parties. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.13      Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.14      Severability. Any provision of this Agreement and the other Loan Documents to which the Borrower is a party that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.15      USA Patriot Act Notice. Administrative Agent and each Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Administrative Agent and each Lender to identify Borrower in accordance with the Patriot Act.

10.16      No Foreign Control. ADMINISTRATIVE AGENT, L/C ISSUER AND LENDERS EXPRESSLY ACKNOWLEDGE AND AGREE THAT ADMINISTRATIVE AGENT, LENDERS AND L/C ISSUER SHALL HAVE NO RIGHTS UNDER THIS AGREEMENT OR ANY LOAN DOCUMENT THAT WOULD, ALONE OR IN CONJUNCTION WITH OTHER SUCH RIGHTS, CONSTITUTE “OWNERSHIP” OR “CONTROL” OF BORROWER BY A PERSON THAT IS NOT “A CITIZEN OF THE UNITED STATES” WITHIN THE MEANING OF THE U.S. TRANSPORTATION CODE, AS AMENDED FROM TIME TO TIME, AS RECODIFIED AT 49 U.S.C. § 40101 ET SEQ., PROVIDED THAT THE FOREGOING SHALL NOT LIMIT THE RIGHTS OF ADMINISTRATIVE AGENT, L/C ISSUER AND LENDERS TO THE FULL RIGHTS AND REMEDIES OF LENDERS AND SECURED PARTIES UNDER APPLICABLE LAW.

If any provision of this Agreement or any Loan Document shall cause any of this Agreement or any of the Loan Documents, to be classified as “control” of Borrower by a Person that is not a citizen of the United States within the meaning of the U.S. Transportation Code, as amended from time to time, recodified at 49 U.S.C. § 40101, et seq., such provision, right or remedy shall be suspended and not enforced to the extent, but only to the extent, and only so long as, required to avoid such classification. In the event a written modification to this Agreement or any Loan Document is required to avoid “ownership” or “control” of Borrower by a Person that is not such a citizen of the United States, by the U.S. Department of Transportation, the parties hereto shall in good faith seek to mutually agree upon such written amendment hereto or thereto, at Borrower’s expense.

10.17      Governing Law.

(a)           THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)           ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF OREGON SITTING IN PORTLAND, MULTNOMAH COUNTY, OREGON OR OF THE UNITED STATES FOR THE DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE

BORROWER, THE ADMINISTRATIVE AGENT, THE L/C ISSUER AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, THE ADMINISTRATIVE AGENT, THE L/C ISSUER AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER, THE ADMINISTRATIVE AGENT, THE L/C ISSUER AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

10.18      Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.19      Forced Place Insurance.

WARNING

Unless Borrower provides Administrative Agent with evidence of insurance coverage as required by this Agreement, Administrative Agent may purchase insurance at Borrower’s expense to protect Lenders’ interest. This insurance may, but need not, also protect Borrower’s interest. If the collateral becomes damaged, the coverage Administrative Agent purchases may not pay any claim Borrower makes or any claim made against Borrower. Borrower may later cancel this coverage by providing evidence that Borrower has obtained property coverage elsewhere.

Borrower is responsible for the cost of any insurance purchased by Administrative Agent pursuant to this Section 10.19. The cost of this insurance may be added to the Committed Loan balance. If the cost is added to Borrower’s Committed Loan balance, the interest rate on the Loan will apply to this added amount. The effective date of coverage may be the date Borrower’s prior coverage lapsed or the date Borrower failed to provide proof of coverage.

The coverage Administrative Agent purchases may be considerably more expensive than insurance Borrower can obtain on its own and may not satisfy any need for property damage coverage or any mandatory liability insurance requirements imposed by applicable law.

10.20      Time of the Essence. Time is of the essence of the Loan Documents.

10.21      Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent and each Lender to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or such Lender in such currency, the Administrative Agent or such Lender, as appropriate, agrees to return the amount of any excess paid to it to the Borrower (or to any other Person who may be entitled thereto under applicable law).

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by the respective, duly authorized signatories as of the date first above written.

BORROWER:	ERICKSON AIR-CRANE INCORPORATED

	By	/s/ James Riley Loftin
	Name:	James Riley Loftin
	Title:	Chief Financial Officer
Erickson Air-Crane Incorporated

ADMINISTRATIVE AGENT:	KEYBANK NATIONAL ASSOCIATION, as
Administrative Agent

	By	/s/ Ronald Middleton
	Name:	Ronald Middleton
	Title:	Vice President

LENDER:	KEYBANK NATIONAL ASSOCIATION, as
a Lender, Swing Line Lender and L/C Issuer

	By	/s/ Ronald Middleton
	Name:	Ronald Middleton
	Title:	Vice President

LENDER:	BANK OF THE WEST

	By	/s/ Sean Edwards
	Name:	Sean Edwards
	Title:	Vice President

[Credit Agreement Signature Page]